Exhibit 10.12

AEROFLEXX, LLC

CLASS D PREFERRED UNIT PURCHASE AGREEMENT

THIS CLASS D PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of November 10, 2021, by and among Aeroflexx, LLC, a Delaware limited liability company (the “Company”), Innventus ESG Fund I, L.P. (“Innventus”) and any other investors listed on Exhibit A attached to this Agreement (along with Innventus, each a “Purchaser” and together the “Purchasers”). Reference is made to that certain Third Amended and Restated Limited Liability Company Agreement of the Company dated on or about the date of this Agreement and attached hereto as Exhibit B (the “LLC Agreement”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the LLC Agreement.

The parties hereby agree as follows:

1.	Purchase and Sale of Preferred Units and Membership Interests.

1.1          Sale and Issuance of Series D Preferred Units. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Initial Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the Initial Closing that number of units of Class D Preferred Units (the “D Preferred”), set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of $6.8348 per unit (or, in the case of Purchasers where all or a portion of such purchase price is being paid by conversion of Secured Convertible Promissory Notes, at the applicable discount price of $5.468 per Unit). Each Purchaser that is converting a Secured Convertible Promissory Note, as set forth on Exhibit A, hereby agrees that the issuance of Class D Preferred to such Purchaser as set forth on Exhibit A satisfies in full all obligations under such Secured Convertible Promissory Note and all "Secured Obligations" as defined in that certain Amended and Restated Security Agreement (the "Security Agreement") entered into in connection with the Secured Convertible Promissory Note and such Purchaser hereby agrees that the Company may execute and deliver any instrument or instruments acknowledging the satisfaction and termination of the Security Agreement and the secured interest created thereby.

1.2          The D Preferred issued to the Purchasers pursuant to this Agreement (including any units issued at the Initial Closing and any Additional Units, as defined below) shall be referred to in this Agreement as the “Offered Units.”

1.3          Closing; Delivery. The initial purchase and sale of Offered Units shall take place remotely via the exchange of documents and signatures, at 1:00 p.m. Atlantic time on November 10, 2021, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

1.4        Additional Closings. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to an aggregate of 1,828,876 additional Offered Units (subject to appropriate adjustment in the event of any split, combination or similar recapitalization affecting such units) of Class D Preferred (the “Additional Units”), to one or more purchasers (the “Additional Purchasers”) reasonably acceptable to Innventus, provided that (i) such subsequent sale is consummated prior to June 1, 2022 (which Additional Purchasers may include Innventus or any other Purchaser from the Initial Closing); and (ii) each Additional Purchaser becomes a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the Additional Purchasers purchasing such Additional Shares. All sales of Additional Units shall be upon the same cash price of $6.8348 per unit as provided in Section 1.1.

1.5                 Delivery. The parties acknowledge and agree that the Offered Units are uncertificated or, at the election of the Company, represented only in electronic form. Promptly following each Closing, the Company shall issue any electronic certificates to the applicable Purchaser representing the Offered Units being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser, or by any combination of such methods. Further, prior to or at Closing, the parties shall deliver to each other those items set forth in Section 4 and Section 5.

1.6                 Defined Terms Used in this Agreement. In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)         “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)         “Code” means the Internal Revenue Code of 1986, as amended.

(c)      “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)         “Key Employee” means Andrew Meyer, CEO.

(e)         “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following individuals: Andrew Meyer and Richard K. Brenner.

(f)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company; provided, however, that none of the following shall constitute, or shall be considered in determining whether a such a material adverse effect has occurred: (i) the announcement or execution of this Agreement; (ii) changes in financial markets as a whole; (iii) changes in general economic conditions that affect the industries in which the Company (and its subsidiaries) conduct business, including related to the supply and price of goods used by the Company to conduct its business; or (iv) any change in applicable law, rule or regulation, or GAAP or interpretation thereof.

(g)         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(i)           “Technical Employee” means each of the individuals who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property who, for clarity, are: Andrew Meyer and Cedric D'Souza.

(j)            “Transaction Agreements” means this Agreement and the LLC Agreement.

2.             Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder. The following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and Sections contained in this Section 2. For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1          Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2          Capitalization.

(a)          The capital of the Company consists, immediately prior to the Initial Closing, of:

(i)           5,582,625 authorized Class A Units of the Company (the “Class A Units”), 5,582,625 of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding Class A Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws including exemptions from registration pursuant thereto.

(ii)          4,356,302 Class B Preferred Units of the Company (“Class B Units”), 2,500,000 of which are issued and outstanding immediately prior to the Initial Closing and 1,856,302 of which are, or assuming full subscription of the Class D Preferred Units will be, reserved for issuance in connection with certain warrant agreements between the Company Proctor & Gamble Company, which has not been exercised immediately prior to the Initial Closing. All of the outstanding Class B Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws including exemptions from registration pursuant thereto.

(iii)         3,403,597 Class B-1 Preferred Units of the Company (“Class B-1 Preferred Units”), 3,353,194 of which are issued and outstanding immediately prior to the Initial Closing.

(iv)          1,103,265 Class B-2 Preferred Units of the Company, 1,103,265 of which are issued and outstanding immediately prior to the Initial Closing.

(v)               4,317,734 Class D Preferred Units of the Company, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Class A Units, the Class B Preferred Units, the Class B-1 Preferred Units, the Class B-2 Preferred Units and the Class D Preferred Units are as stated in the LLC Agreement.

(b)         Immediately prior to the Closing, the Company has authorized 2,451,352 Class C Units of the Company (“Class C Units”) for issuance to officers, directors, employees and consultants of the Company, 1,499,690 of which are issued and outstanding and 951,662 of which remain reserved for issuance pursuant to its Equity Incentive Plan duly adopted by the Directors and approved by the Members (the “Plan”). All of the outstanding Class C Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws including exemptions from registration pursuant thereto.

(c)         Except for (A) the rights provided in Articles II and VII of the LLC Agreement, and (B) the securities and rights described in Section 2.2(a) and Section 2.2(b) of this Agreement, and other than as set forth in Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company of its equity securities or any securities convertible into or exchangeable for any of its equity securities. All of the Company’s outstanding equity securities, and all of the Company’s equity securities underlying outstanding options or other rights, are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d)         The Company has no obligation (contingent or otherwise) to purchase or redeem any of its equity securities.

(e)         The Company has obtained valid waivers of any rights by other parties to purchase any of the Offered Units to be sold pursuant to this Agreement.

2.3              Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4              Authorization. All action required to be taken by the Board and Members in order to authorize the Company to enter into the Transaction Agreements, and to issue the Offered Units at each Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of each Closing, and the issuance and delivery of the Offered Units has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5              Valid Issuance. The Offered Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and, as to any Purchaser, liens or encumbrances created by or imposed by such Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Offered Units will be issued in compliance with all applicable federal and state securities laws.

2.6          Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7          Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Company’s knowledge, currently threatened (i) against the Company or any officer, or director of the Company, (ii) against any Key Holder arising out of their employment or board relationship with the Company, (iii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iv) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8          Intellectual Property.

(a)                The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)               Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person, except as set forth in Section 2.8(b) of the Disclosure Schedule. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(c)                To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

(d)               Section 2.8(d) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(e)                The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP; (iii) the creation of any obligation for the Company with respect to Company IP owned by the Company, or the grant to any third party of any rights or immunities under Company IP owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company IP.

(f)                 No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(g)               For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9          Compliance with Other Instruments. (a) The Company is not in violation or default (i) of any provisions of its Certificate of Formation or LLC Agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. (b) The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10        Agreements; Actions.

(a)         Except for the Transaction Agreements and as set forth in Section 2.10(a) to the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)         Except as set forth in Section 2.10(b) to the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)         For the purposes of (a) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Section.

(d)         The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11        Certain Transactions.

(a)         Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase equity securities from the Company and the issuance of options to purchase the Company’s equity securities, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)         Other than as described in Section 2.11(b) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or Members of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12        Voting Rights. To the Company’s knowledge, except as contemplated in the LLC Agreement, no Member has entered into any agreements with respect to the voting of equity securities of the Company.

2.13      Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14        Financial Statements. The Company has delivered to each Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the year ended December 31, 2020, its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the three (3) month period ended March 31, 2021 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the one (1) month period ended September 30, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2021 (the “Statement Date”); (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15        Changes. Since the Statement Date there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)         any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)         any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or Member;

(g)         any resignation or termination of employment of any officer or Key Employee of the Company;

(h)         any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by the Company;

(k)         any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)          receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)        to the Company’s knowledge, any other event or condition of any character that would reasonably be expected to result in a Material Adverse Effect; or

(n)         any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16        Employee Matters.

(a)         To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, to the Company’s knowledge, materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)         The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)         To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)         The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the unit amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e)         No Key Employee or Technical Employee has been terminated or resigned.

(f)         Section 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)         The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

2.17        Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, other than those for which an extension has been filed. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18       Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company. with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19       Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to Innventus (the “Confidential Information Agreements”). No current or former Key Employee or Technical Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s or Technical Employee’s Confidential Information Agreement. Each current and former Key Employee and Technical Employee has executed a non-competition (if in a state where non-competition agreements are enforceable) and non-solicitation agreement substantially in the form or forms delivered to Innventus. To the Company’s knowledge, none of its Key Employees or Technical Employees is in violation of any agreement covered by this Section 2.19.

2.20       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21       Constitutional Documents. The constitutional documents of the Company are in the forms provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of Directors and Members and all actions by written consent without a meeting by the Directors and Members since the date of formation and accurately reflects in all material respects all actions by the Directors (and any committee of Directors) and Members with respect to all transactions approved thereby.

2.22       Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.23       Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24        Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that such Purchaser has requested for deciding whether to acquire the Offered Units. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at a Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.25        Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.26        Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.27        Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

3.             Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1          Authorization. Such Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2          Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Offered Units to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Offered Units. Such Purchaser has not been formed for the specific purpose of acquiring the Offered Units.

3.3          Disclosure of Information. Such Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Offered Units with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon.

3.4          Restricted Securities. Such Purchaser understands that the Offered Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Offered Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Offered Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Offered Units, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5          No Public Market. Such Purchaser understands that no public market now exists for the Offered Units, and that the Company has made no assurances that a public market will ever exist for the Offered Units.

3.6          Legends. Such Purchaser understands that the Offered Units and any securities issued in respect of or exchange for the Offered Units, may be notated with one or all of the following legends:

“THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)         Any legend set forth in, or required by, the other Transaction Agreements.

(b)         Any legend required by the securities laws of any state to the extent such laws are applicable to the Offered Units represented by the certificate, instrument, or book entry so legended.

3.7          Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8          Foreign Investors. If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Offered Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Offered Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Offered Units. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Offered Units will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

3.9          No General Solicitation. Neither such Purchaser, nor, to the extent such Purchaser is not a natural person, any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Offered Units.

3.10        Residence. If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth on such Purchaser’s signature page to this Agreement. If such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its principal place of business is identified in the address or addresses of such Purchaser set forth on such Purchaser’s signature page to this Agreement.

4.             Conditions to Each Purchasers Obligations at Closing. The obligations of each Purchaser to purchase Offered Units at the applicable Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions and deliverables, unless otherwise waived:

4.1          Representations and Warranties. The representations and warranties of the Company contained in Section 2 are true and correct in all respects as of the applicable Closing.

4.2          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing and shall have delivered the Transaction Documents as of each Closing.

4.3        Compliance Certificate. An executive officer of the Company shall deliver to such Purchaser at the applicable Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4          Opinion of Company Counsel. The Purchaser shall have received from Corridor Legal, Chartered, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit D attached to this Agreement.

4.5          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Offered Units pursuant to this Agreement shall be obtained and effective as of the Closing.

4.6          Officer’s Certificate. As of the Initial Closing, an executive officer of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the constitutional documents of the Company as in effect as of the Initial Closing, (ii) resolutions of the Directors of the Company approving LLC Agreement, the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the Members of the Company approving the LLC Agreement, the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.7        Proceedings and Documents. All proceedings in connection with the transactions contemplated at the applicable Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the applicable Purchasers, and the Purchasers (or their counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.8          Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.            Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Offered Units to the Purchasers at the Initial Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions and deliverables, unless otherwise waived:

5.1          Representations and Warranties. The representations and warranties of the applicable Purchaser contained in Section 3 shall be true and correct in all respects as of the applicable Closing.

5.2          Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the applicable Closing and shall have delivered the Transaction Documents as of each such Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Offered Units pursuant to this Agreement shall be obtained and effective as of such Closing.

6.            Miscellaneous.

6.1         Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of such Purchaser or the Company.

6.2          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Corridor Legal LLP, Attention: Mark Mohler (mmohler@corridorlegal.net).

6.7          No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees, severally and not jointly, to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8          [Reserved]

6.9          Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10        Amendments and Waivers. Except as set forth in Section 1.3(a) of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and (i) the holders of at least 60% of the then-outstanding Offered Units or (ii) for an amendment, termination or waiver effected prior to the Closing, Purchasers obligated to purchase greater than 50% of the Offered Units to be issued at the Closing. Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of the Offered Units, each future holder of all such securities, and the Company.

6.11        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13        Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14       Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.15       Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.16       WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

6.17       No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Offered Units at the applicable Closing as set forth herein and subject to the conditions set forth herein. There is no obligation by any Purchaser to purchase the additional Offered Units or provide any other funding.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CLASS D PREFERRED UNIT PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Class D Preferred Unit Purchase Agreement as of the date first written above.

COMPANY:

Aeroflexx, LLC

PURCHASERS:

Innventus ESG Fund I, L.P.

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERSS

Exhibit B -	LLC AGREEMENT

Exhibit C -	DISCLOSURE SCHEDULE

EXHIBIT A

SCHEDULE OF PURCHASERS

EXHIBIT B

LLC AGREEMENT

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

EFFECTIVE AS OF NOVEMBER 10, 2021

SECURITIES LAW DISCLOSURE

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

 AEROFLEXX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AeroFlexx, LLC (f/k/a Air Assist, LLC), a Delaware limited liability company (the “LLC”), is made and entered into on and as of November 10, 2021 (the “Effective Date”), by and among the Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit. Unless otherwise indicated herein, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms.

RECITALS:

WHEREAS, certain Members have heretofore formed a limited liability company named Air Assist LLC and previously entered into a Limited Liability Agreement as of July 27, 2018 (the “Original Agreement”) governing the ownership and operation of the LLC;

WHEREAS, the name of the LLC has been changed to AeroFlexx, LLC;

WHEREAS, the Members amended and restated the Original Agreement in its entirety to create a new class of Units designated as Class B-1 Preferred Units in connection with the LLC’s Class B-1 Preferred Unit financing round through an Amended and Restated Limited Liability Company Agreement dated as of July 19, 2019 (the “First Amended LLC Agreement”);

WHEREAS, the Members amended and restated the First Amended LLC Agreement in its entirety to create a new class of Units designated as Class B-2 Preferred Units in connection with the LLC’s Class B-2 Preferred Unit financing round through a Second Amended and Restated Limited Liability Company Agreement dated as of October 27, 2020 (the “Second Amended LLC Agreement”);

WHEREAS, the Members now desire to hereby amend and restate the Second Amended LLC Agreement in its entirety in order to create a new class of Units designated as Class D Preferred Units as set forth herein in connection with the LLC’s Class D Preferred Unit financing round, and to memorialize, in writing, the Members’ agreement as to the operation and ownership of the LLC as of the Effective Date and their respective rights and responsibilities as Members.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Second Amended LLC Agreement is hereby amended and restated to read as set forth in, and the Third Amended and Restated Limited Liability Company Agreement of the LLC shall be, as follows:

ARTICLE I

FORMATION

SECTION 1.1.     Formation; General Terms. The LLC was formed upon the filing of a Certificate of Formation with the Delaware Secretary of State on February 8, 2018. The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts, including the filing of the LLC’s annual report with the Delaware Secretary of State, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the LLC shall transact business.

SECTION 1.2      Name. The name of the LLC is “Aeroflexx, LLC.” The name of the LLC shall be the exclusive property of the LLC, and no Member shall have any rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof. The LLC’s name may be changed only by an amendment to the Certificate of Formation.

SECTION 1.3.     Purposes. The purposes of the LLC shall be (i) to identify, acquire rights to and commercialize technologies associated with commercial packaging (the “Business”), (ii) to pursue opportunities related to the Business, (iii) to own, hold, maintain, encumber, lease, sell, transfer or otherwise dispose of all property or assets or interests in property or assets as may be necessary, appropriate or convenient to accomplish the activities described in clauses (i) and (ii) above, (iv) to incur indebtedness or obligations in furtherance of the activities described in clauses (i), (ii) and (iii) above, (v) to engage in any lawful business, purpose or activity for which a limited liability company may be formed under the Act, as determined by the Board from time to time, and (vi) to conduct such other activities as may be necessary or incidental to the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement.

SECTION 1.4.      Registered Agent; Registered Office. The LLC’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time in accordance with the Act.

SECTION 1.5.      Commencement and Term. The LLC commenced at the time and on the date appearing in the Certificate of Formation and shall continue perpetually unless earlier dissolved as set forth in Section 9.1 of this Agreement.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; PREFERRED CAPITAL; UNITS

SECTION 2.1.     Capital Contributions; Preferred Capital. Each Member’s initial Capital Contribution, initial Class D Preferred Capital, initial Class B Preferred Capital, initial Class B-1 Preferred Capital and initial Class B-2 Preferred Capital amounts on the Effective Date are set forth opposite such Member’s name on the Information Exhibit.

SECTION 2.2.      Other Capital Contributions; Participation Rights.

(a)         With the approval of the Voting Members holding at least seventy percent (70%) of the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units outstanding (calculated as a single class), the Board may from time to time authorize and cause the LLC to issue additional Interests, secured or unsecured debt obligations of the LLC, debt obligations of the LLC convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing (collectively, “New Securities”) with such terms and conditions and in exchange for such cash or other property as it may determine; provided, however, no Member shall have any obligation to contribute additional capital to the LLC. Except in the case of Excluded New Securities (defined below), if the Board determines to issue New Securities, then the LLC shall offer to each Qualified Holder in proportion to their relative Sharing Percentages the right to purchase such New Securities on the same terms and subject to the same conditions as the proposed issuance to others as is necessary to maintain such Qualified Holder’s Sharing Percentage. Any New Securities not initially subscribed for by the Qualified Holders shall be offered and reoffered to those Qualified Holders electing initially to purchase their proportionate share hereunder in such proportions as they may agree or otherwise in accordance with their relative Sharing Percentages (calculated as if no Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital were outstanding). The Board shall determine the timing and such other procedures as may be necessary and appropriate to enable the Qualified Holders to exercise their rights hereunder, provided, that in no event shall such Persons be given less than five (5) business days prior notice (which notice shall include all of the material terms associated with the applicable New Securities) before being required to commit to purchase any New Securities which they may become entitled to purchase pursuant to this Section 2.2. The Participation Rights set forth in this Section 2.2(a) may be waived on behalf of all Members with the consent of the Voting Members holding at least seventy percent (70%) of the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units outstanding (calculated as a single class).

(b)            As used herein, “Excluded New Securities” means: (i) New Securities issued in connection with an IPO, (ii) New Securities issued in connection with a bona fide acquisition approved by the Board, (iii) New Securities issued in connection with a strategic transaction approved by the Board not for the purpose of raising capital, (iv) New Securities issued in exchange for services or property other than cash, (v) New Securities Issued under the Derivative Securities, (vi) New Securities issued in connection with obtaining lease or debt financing or other borrowings, whether issued to a financial institution, lessor, guarantor or any other Persons, or (vii) Class D Preferred Units issued pursuant to the Class D Preferred Unit Purchase Agreement dated on or about the date of this Agreement (the “Class D Purchase Agreement”) and between the LLC, Innventus ESG Fund I, L.P. (“Innventus Fund”) and other Purchasers as defined in the Class D Purchase Agreement.

SECTION 2.3.     Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the LLC or be required to guarantee the liabilities of the LLC. Except as set forth in Sections 2.1 and 3.3 of this Agreement, no Member shall be required to contribute or lend funds to the LLC.

SECTION 2.4.     Maintenance of Capital Accounts; Preferred Capital Amount; Withdrawals; Interest. Separate Capital Accounts, which shall include the Class B Preferred Capital, Class B-1 Preferred Capital and Class B-2 Preferred Capital amounts, shall be maintained for each of the Members. Capital Accounts shall be maintained in accordance with the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder. No Member shall be entitled to withdraw or receive any part of its Capital Account, Class B Preferred Capital, Class B-1 Preferred Capital, Class B-2 Preferred Capital, Class D Preferred Capital or any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Contributions, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital or Capital Account except as provided in this Agreement. Each Member shall look solely to the assets of the LLC for the return of its Capital Contributions and distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.

SECTION 2.5.     Classes of Members and Units.

(a)            General. Each Member shall hold an Interest. Each Member’s Interest shall be denominated in Units and, if and as applicable, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and/or Class B Preferred Capital, and the relative rights, privileges, preferences and obligations with respect to the Member’s Interest shall be determined under this Agreement and the Act based upon the number and the class of Units held by the Member with respect to the Member’s Interest. As of the Effective Date, there are six classes of Units: “Class A Units”, “Class B Preferred Units”, “Class B-1 Preferred Units”, “Class B-2 Preferred Units”, “Class C Units” and "Class D Preferred Units." Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. All Units shall be uncertificated unless determined by the Board.

(b)            Class A Units. The LLC is hereby authorized to issue Class A Units constituting up to 5,582,625 Class A Units. As of the Effective Date, 5,582,625 Class A Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class A Unit Member’s name. Each Class A Unit Member shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class A Unit upon each matter submitted to a vote of the Members.

(c)            Class B Preferred Units. The LLC is hereby authorized to issue Class B Preferred Units constituting up to 4,356,302 total Class B Preferred Units. As of the Effective Date, 2,500,000 Class B Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B Preferred Investor’s name. Each Class B Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, therefore, 1,856,302 Class B Preferred Units are reserved for exercise under the P&G Warrants (defined below).

(d)            Class B-1 Preferred Units. The LLC is hereby authorized to issue Class B-1 Preferred Units constituting up to 3,403,597 total Class B-1 Preferred Units. As of the Effective Date, 3,353,194 Class B-1 Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B-1 Preferred Investor’s name. Each Class B-1 Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B-1 Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, therefore, 50,403 Class B-1 Preferred Units are reserved for exercise under the Innventus Warrant (defined below).

(e)            Class B-2 Preferred Units. The LLC is hereby authorized to issue Class B-2 Preferred Units constituting up to 1,103,265 total Class B-2 Preferred Units. As of the Effective Date, all 1,103,265 Class B-2 Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B-2 Preferred Investor’s name. Each Class B-2 Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B-2 Preferred Unit upon each matter submitted to a vote of the Members.

(f)             Class C Units. The LLC is hereby authorized to issue Class C Units constituting up to 2,451,352 total Class C Units, of which 951,662 remain reserved in connection with the LLC’s equity incentive plan for issuance to service providers of the LLC such as employees and contractors, employees of the Company’s affiliate, Innventure, and certain individuals. As of the Effective Date, 1,499,690 Class C Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Member holding Class C Units. Class C Units and any other Units issued for services shall be Profits Interests issued in exchange for services. Each Class C Unit shall be issued pursuant to a Profits Interest Award Agreement, which shall set forth such additional terms and conditions concerning the Class C Unit, including the vesting and forfeiture terms for such Class C Unit, as shall be determined by the Board as of the time of the award. All Class C Units, whether vested or unvested, shall share in the allocation of Profits and Losses and items of income, gain, loss and deduction as provided in Article IV and distributions as provided in Article III unless and until such Class C Units are forfeited but, irrespective of whether or not such Class C Units are vested, shall be subject to the other limitations set forth herein including, without limitation, Section 2.6 below.

(g)           Class D Preferred Units. The LLC is hereby authorized to issue Class D Preferred Units constituting up to 4,317,734 total Class D Preferred Units. As of the Effective Date, and after giving effect to the Initial Closing (as defined in the Class D Purchase Agreement), 2,399,463 Class D Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class D Preferred Investor’s name and the remainder of which may be sold only pursuant to the Class D Purchase Agreement, unless otherwise agreed by the Innventus Fund. Each Class D Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class D Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, 89,395 Class D Preferred Units are reserved for exercise under the Bridge Warrants (defined below).

(h)           Derivative Securities. The LLC has issued: (i) four (4) warrants (the “Outstanding P&G Warrants”) to Procter & Gamble Company for the purchase of Class B Preferred Units; (ii) a warrant to Innventus Fund to purchase Units dated as of April 9, 2019 (“Innventus Warrant”); and (iii) warrants issued to the holders of the Company's Secured Convertible Promissory Notes issued under that certain Amended and Restated Secured Convertible Note and Warrant Purchase Agreement dated as of July 31, 2021 (the "Bridge Warrants"). At the conclusion of the transactions under the Class D Purchase Agreement, the Company will issue an additional warrant to P&G (the "New P&G Warrant") such that, when combined with the Class B Units exercisable under the Outstanding P&G Warrants, represents eight and 75/100 percent (8.75%) of the LLC’s issued and outstanding Units (which would be an additional 631,835 if the Class D Preferred Units under the Class D Purchase Agreement are fully subscribed), calculated as a single class on a fully-diluted basis, at an aggregate combined exercise price of $1.00 (the Outstanding P&G Warrants, the New P&G Warrant, the Innventus Warrant and the Bridge Warrants, collectively referred to as the “Derivative Securities”).

SECTION 2.6.     Voting Rights of Units. Each holder of Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units (each a “Voting Member”) shall be entitled to cast one vote per Class A Unit, Class B Preferred Unit, Class B-1 Preferred Unit, Class B-2 Preferred Unit or Class D Preferred Unit held by such Member. Except as otherwise required by law, the holders of Class C Units shall not have any voting rights in respect of such Class C Units.

ARTICLE III

DISTRIBUTIONS

SECTION 3.1.     Tax Distributions. If the Board expects that the LLC will have Adjusted Taxable Operating Income as of the end of any Tax Estimation Period, then the Board will (to the extent that funds are legally available therefor) cause the LLC to make distributions to each Member on or before the 15th day after the end of the each Tax Estimation Period of an amount of cash (to the extent there is cash legally available for distribution therefor) as is equal to the Board’s estimate of the increase in Adjusted Taxable Operating Income allocable to each such Member during such Tax Estimation Period pursuant to Section 4.1 (and Exhibit C, if applicable) below, multiplied by the Combined Effective Marginal Tax Rate. Additionally, in the event that the Board determines the aggregate amount of distributions made to the Members under this Section 3.1 in respect of a calendar year is less than the product of (i) the aggregate Adjusted Taxable Income allocated to the Members in respect of all Tax Estimation Periods during that calendar year multiplied by (ii) the Combined Effective Marginal Tax Rate for the last Tax Estimation Period during that calendar year, then the Board may cause the LLC (to the extent there is cash available for distribution therefor) to distribute to the Members cash in an amount equal to such shortfall within sixty (60) days after the end of that calendar year; provided, if the amount that was so distributed for that calendar year is greater than that product, the excess shall be carried forward and treated as an advance against (and reduce correspondingly) the next amounts otherwise distributable under this Section 3.1 for future Tax Estimation Periods. Tax distributions made pursuant to this Section 3.1 shall not affect the amounts of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital outstanding.

SECTION 3.2.     Other Distributions. Except as otherwise set forth in Section 3.1, the Board may (but shall not be obligated to, unless otherwise required elsewhere in this Agreement) cause the LLC to make distributions at such time, in such amounts and in such form (including in-kind property) as determined by the Board; provided that all such distributions (whether in cash or other property) shall be made only in the following order and priority:

(a)            first, to the holders of the Class D Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class D Preferred Return with respect to all outstanding Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class D Preferred Return with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(b)            second, to the holders of the Class D Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class D Preferred Capital with respect to all Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class D Preferred Capital with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(c)            third, to the holders of the Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units (ratably among such holders based upon the relative (x) aggregate Unpaid Class B-2 Preferred Return with respect to all outstanding Class B-2 Preferred Units held by each such holder immediately prior to such distribution (y) aggregate Unpaid Class B-1 Preferred Return with respect to all outstanding Class B-1 Preferred Units held by each such holder immediately prior to such distribution, (z) the aggregate Unpaid Class B Preferred Return with respect to all outstanding Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class B-2 Preferred Return, Unpaid Class B-1 Preferred Return and Unpaid Class B Preferred Return with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0);

(d)            fourth, to the holders of the Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units (ratably among such holders based upon the relative (x) aggregate Unreturned Class B-2 Preferred Capital with respect to all Class B-2 Preferred Units held by each such holder immediately prior to such distribution, (y) aggregate Unreturned Class B-1 Preferred Capital with respect to all Class B-1 Preferred Units held by each such holder immediately prior to such distribution and (z) the aggregate Unreturned Class B Preferred Capital with respect to all Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class B-2 Preferred Capital, aggregate Unreturned Class B-1 Preferred Capital and aggregate Unreturned Class B Preferred Capital with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units has been reduced to zero ($0); and

(e)             fifth, to all of the Members in proportion to their Sharing Percentages, subject to Section 3.3.

Except as set forth in Section 3.1, without the consent of the holders of: (w) a majority of the Class D Preferred Units, (x) a majority of the Class B-2 Preferred Units, (y) a majority of the Class B-1 Preferred Units and (z) a majority of the Class B Preferred Units, then outstanding, in no event, so long as any Class D Preferred Units, Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units remain outstanding, shall any distributions be made upon any Class A Units or Class C Units, shall any Units be purchased or redeemed by the LLC, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of any Units, unless all Unpaid Class D Preferred Return and Unreturned Class D Preferred Capital on the Class D Preferred Units, all Unpaid Class B-2 Preferred Return and Unreturned Class B-2 Preferred Capital on the Class B- 2 Preferred Units, all Unpaid Class B-1 Preferred Return and Unreturned Class B-1 Preferred Capital on the Class B-1 Preferred Units, and all Unpaid Class B Preferred Return and Unreturned Class B Preferred Capital on the Class B Preferred Units shall have been paid; provided that, (A) the Board may repurchase Units from former employees, officers, directors, consultants or other Persons who performed services for the LLC or any Subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; and (B) the LLC, with the consent of an aggregate of 70% of the holders of the Voting Units (which vote will exclude any Member to the extent the applicable vote is in regards to the repurchase of such Member’s Units), may repurchase or redeem Units (i) owned by other employees, consultants, agents, brokers, officers or directors of the LLC and (ii) as may be required pursuant to any agreement between the LLC and its Members.

SECTION 3.3.     Distribution Threshold. Upon the issuance of any Class C Units or any other Units that the LLC issued as “profits interests” for U.S. federal income tax purposes (a “Distribution Threshold Unit”), the Board shall specify the Distribution Threshold, if any, applicable to such Units and enter it into the LLC’s records. The “Distribution Threshold” for any such Unit shall be equal to the amount determined by the Board in its discretion to be necessary to cause such Unit to constitute a “profits interest” for U.S. federal income tax purposes. Notwithstanding any provision of this Agreement to the contrary, in no event will the LLC make any distributions under Section 3.2 in respect of a Distribution Threshold Unit unless and until the LLC has already made aggregate distributions under Section 3.2 on each other Unit that is not a Distribution Threshold Unit equal to the Distribution Threshold of such Distribution Threshold Unit, taking into account only distributions thereunder since the date of issuance of such Distribution Threshold Unit, and thereafter such Distribution Threshold Unit shall be entitled only to its Sharing Percentage of excess distributions over and above its Distribution Threshold.

SECTION 3.4.     Withholding. In the event any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts (or to file a return and pay taxes) with respect to any Member’s allocable share of Profits, taxable income or any portion thereof, or with respect to distributions, the LLC shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy such responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the LLC has paid the withholding or other tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding or other tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount. If it is anticipated that at the due date of the LLC’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the withholding or other tax obligation for the Member, the Member with respect to which the withholding or other tax obligation applies shall pay to the LLC the amount of such shortfall within thirty (30) days after notice by the LLC. In the event a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding or other tax obligation, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC to such Member bearing interest at the Default Rate, and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

ARTICLE IV

ALLOCATIONS

SECTION 4.1.    Allocation of Profits and Losses. Except as provided in the Regulatory Allocations Exhibit, for each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) of the LLC shall be allocated among the Members in a manner such that, after giving effect to the Regulatory Allocations Exhibit, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 9.3 if the LLC were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all LLC liabilities were satisfied (limited with respect to each Nonrecourse Liability to the book value of the assets securing such liability), and the net assets of the LLC were distributed, in accordance with Section 9.3, to the Members immediately after making such allocations, minus (ii) such Member’s share of LLC Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

SECTION 4.2.     Code Section 704(c) Tax Allocations. Income, gain, loss, and deduction with respect to any Section 704(c) Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value pursuant to any allowable method under Code § 704(c) and the Treasury Regulations promulgated thereunder. Any elections or decisions relating to allocations under this Section 4.2 shall be determined by the Board. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement; provided, further, any allocation under Treasury Regulation Section 1.704-3 with respect to Section 704(c) Property shall be disregarded in determining the Adjusted Taxable Income allocated to the Members for purposes of computing distributions pursuant to Section 3.1.

SECTION 4.3. Other Allocation Matters.

(a)            Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code § 706 and the Treasury Regulations thereunder.

(b)            Other Items. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.

(c)            Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the LLC in reporting their shares of LLC income and loss for income tax purposes. Each Member agrees to report his distributive share of LLC items of income, gain, loss, deduction and credit on his separate return in a manner consistent with the reporting of such items to it by the LLC. Any Member failing to report consistently shall notify the Internal Revenue Service of the inconsistency as required by law and shall reimburse the LLC for any legal and accounting fees incurred by the LLC in connection with any examination of the LLC by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

(d)            Forfeiture Allocations. If any unvested Class C Unit is forfeited, the LLC shall make forfeiture allocations with respect to such Unit in accordance with Proposed Regulation §1.704-1(b)(4)(xii) or such other official guidance as shall be applicable.

ARTICLE V

MANAGEMENT

SECTION 5.1.      Management by the Board.

(a)           General Authority of the Board; Size and Composition.

(i)            The Board shall have complete authority and exclusive control over the management of the business and affairs of the LLC, which authority may be delegated in part as provided in Section 5.1(b). Unless this Agreement or the Act expressly requires the approval of one or more Members, the Board may take any action without the approval of any Member. The Board shall have all the rights and powers which may be possessed by a group of Managers under the Act and this Agreement and all additional rights and powers as are otherwise conferred by law or which are necessary, proper, advisable or convenient to the discharge of its duties and obligations under this Agreement. The total number of Directors shall be seven (7) or such larger number as may be approved by the Board. As of the date of this Agreement, Michael Otworth, Richard Brenner, James O. Donnally, Greg Wasson, Michael Balkin, Gregory W. Haskell and Andrew Meyer are the Directors of the LLC.

(ii)           Each Director shall serve until his or her successor is duly appointed by the holders of a majority the Voting Units (voting as a single class), or until such Director’s earlier death, resignation or removal. Any vacancy on the Board shall be filled by the holders of a majority the Voting Units (voting as a single class).

(iii)          The provisions of subsections (ii) and (ii) above shall automatically terminate upon the consummation of a Qualified IPO or a Change of Control Transaction.

(iv)          The LLC shall reimburse Directors for reasonable travel expenses incurred in attending Board meetings.

(b)            Delegation of Authority to Officers. To the extent that the Board determines that it is reasonably necessary for the orderly and timely administration of the business and affairs of the LLC, it may from time to time delegate a portion of its power and authority to one or more Persons who may, but need not, be Members by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation and identify the Person or Persons, by name or by title or by position to whom such power and authority is delegated. The Board shall also have the authority to determine the titles of Persons who perform services for the LLC and to require the use of such titles when such Persons identify themselves to others as associated with the LLC, which titles may include president, chairman, chief executive officer, director, manager, vice president, treasurer or such other titles as the Board may determine, and to remove any such Person at any time for any reason. Andrew Meyer is the LLC’s current Chief Executive Officer.

(c)            Special Meetings. Special meetings of the Board may be held at any time or place whenever called by the Chief Executive Officer of the LLC, or by written request of any Director, notice thereof being given to each Director by the Secretary of the LLC or other Person calling the meeting. Notwithstanding the foregoing, meetings may be held at any time without formal notice provided all of the Directors are present or those not present shall at any time waive or have waived notice thereof. The LLC shall use its best efforts to hold a Board meeting no less frequently than each calendar quarter.

(d)            Notice. Except as otherwise specifically provided herein, notice of any special meetings shall be given at least three (3) days previous thereto by written notice delivered personally, by facsimile transmission, by electronic mail or by mail. If given by mail, such notice shall be deemed to be delivered three (3) days after being delivered to the postal service.

(e)            Meetings by any Form of Communication. The Board shall have the power to permit any and all Directors to participate in a regular or special meeting by or conduct the meeting through the use of any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.

(f)             Quorum. A majority of the Directors then serving shall constitute a quorum for the transaction of business by the Board, but a lesser number may adjourn any meeting and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting of Directors, a majority of the Directors present thereat shall decide any question brought before such meeting, except as otherwise provided by law or by this Agreement. The fact that a Director has an interest in a matter to be voted on by the meeting shall not prevent the votes of such Director from being counted for purposes of a quorum.

(g)            Action by Written Consent of Directors. Any action required to be taken at a meeting of the Board, or any other action which may be taken at a meeting of the Board, may be taken without a meeting if a majority of the Directors consent to taking such action without a meeting. The action must be evidenced by one or more written consents describing the action taken, signed by each approving Director, and shall be filed with the LLC records reflecting the action taken.

(h)            Board Observation Rights. (i) The Board may, by written agreement and on the terms and conditions set forth therein, permit one or more Persons to have the right to appoint a representative who shall: (a) receive written notice of all meetings (both regular and special) of the Board and each committee of the Board (such notice to be delivered or mailed at the same time as notice is given to the members of the Board and/or committee); (b) be entitled to attend (or, in the case of telephone meetings, monitor) all such meetings; (c) receive all notices, information and reports which are furnished to the members of the Board and/or committee; (d) be entitled to participate in all discussions conducted at such meetings and (e) receive as soon as available (but in any event prior to the next succeeding board meeting) copies of the minutes of all such meetings. If any action is proposed to be taken by the Board and/or committee by written consent in lieu of a meeting, the LLC will use reasonable efforts to give written notice thereof to such representatives. The LLC will furnish such representatives with a copy of each such written consent within a reasonable amount of time after it has been signed by its last signatory. Such representatives shall not constitute members of the Board and/or committee and shall not be entitled to vote on any matters presented at meetings of the Board and/or committee or to consent to any matter as to which the consent of the Board and/or committee shall have been requested. Notwithstanding anything to the contrary in this Section 5.1(h)(i), any such representative must first agree in writing to hold in confidence all LLC information to be so provided unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.1(h)(i) by such Member), (b) is or has been independently developed or conceived by such Member without use of the LLC’s confidential information, or (c) is or has been made known or disclosed to such Member by a third party without any obligation of confidentiality; provided, however, that a Member may disclose confidential information (w) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (x) to any prospective purchaser of any Units or Interest from such Member, if such prospective purchaser agrees to be bound by the provisions of this Section 5.1(h)(i); (y) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Member in the ordinary course of business, provided that such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (z) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Member promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Further notwithstanding anything to the contrary in this Section 5.1(h)(i), the LLC reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines, in its sole discretion, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the LLC and its counsel or result in disclosure of trade secrets or a conflict of interest.

(i)             Notwithstanding anything in this Agreement to the contrary, and in lieu of Section 5.1(h)(i), Innventus Fund, shall be entitled to a non-voting Board observer as provided in this Section 5.1(h)(ii). As long as Innventus Fund owns an aggregate of at least 500,000 combined Class B-1 Units and Class B-2 Units (as may be adjusted for splits or recapitalizations from time to time), the Company shall invite a representative of Innventus Fund to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at substantially the same time as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided in accordance with Section 5.1 of this Agreement; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(i)             Annual Operating Budget. At least thirty (30) days prior to the beginning of each annual period of each Fiscal Year, the Chief Executive Officer shall prepare and submit to the Board for its approval an annual operating budget for the LLC prepared on a monthly basis for such annual period, including without limitation the reimbursements for such period (as described in below), out-of-pocket expenses payable to third parties with respect to the operations of the LLC, and out-of-pocket expenses incurred in connection with the investigation and negotiation of potential investment opportunities. Specifically, the LLC shall reimburse Innventure for certain managerial support, administrative and bookkeeping services to the LLC, based on the actual cost and expense allocated for such items by Innventure personnel.

SECTION 5.2.           Restrictions on Authority of Board.

(a)            Approval of Supermajority of Voting Members Required. The approval (at a meeting or given by written consent) of the Voting Members holding at least seventy percent (70%) of the Voting Units outstanding shall be required to:

(i)            issue any New Securities (other than Excluded New Securities);

(ii)           alter, change or modify the rights, preferences, or privileges of the Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, the Class B Preferred Capital, or any Units so as to adversely affect the rights of the holders thereof;

(iii)          engage in any transaction with any Member (or Affiliate of a Member) unless such transaction is approved by the majority of the disinterested Directors or expressly contemplated by this Agreement;

(iv)          redeem, repurchase or otherwise acquire any interest, except as expressly permitted by this Agreement or the terms of an equity incentive plan or grant, any employment agreements or consulting agreements;

(v)           amend this Agreement or the Certificate of Formation;

(vi)          grant a security interest in any material portion of the LLC’s assets or intellectual property;

(vii)	cause the LLC to undertake a Corporate Conversion pursuant to Section 7.7 hereof;

(viii)       cause the LLC to merge, consolidate, or otherwise combine with or into any other Person, or convert into another type of entity, or cause any Person to merge, consolidate or combine with or into the LLC, except for a Corporate Conversion or the merger, consolidation or combination of any Person, all of the equity interests of which are owned by the LLC;

(ix)	extend the term of the LLC pursuant to Section 1.5 hereof;

(x)	cause the LLC to be dissolved or liquidated;

(xi)	cause the LLC to engage in a Change of Control Transaction;

(xii)	engage in any material change from the Business contemplated to be conducted by the LLC;

(xiii)	consent to an Event of Bankruptcy with respect to the LLC;

(xiv)       incur any indebtedness in excess of $250,000, except as set forth in a business plan approved by the Board or the refinancing of previously approved indebtedness;

(xv)        possess any property or assign, transfer, or pledge the rights of the LLC in assets of the LLC, for other than an LLC purpose;

(xvi)       employ, or permit to be employed, the funds, assets, employees or other resources of the LLC in any manner except for the benefit of the LLC; or

(xvii)      commingle the LLC’s funds with the funds of any other Person or entity; provided, however, that the Members agree that the LLC may continue to perform its obligations pursuant to any properly approved arm’s length intercompany agreement in effect as of the Effective Date as between the LLC and any of the following entities: Innventure1, LLC and Innventure.

(b)           Approval of Members Holding Class D Preferred Units, Class B-2 Preferred Units and Class B- 1 Preferred Units. For so long as any Class D Preferred Units remain outstanding, consent of the Members holding a majority of the then-outstanding Class D Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the rights, preferences or privileges of the Class D Preferred Units, (ii) increases or decreases the authorized number of Class D Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). For so long as any Class B-2 Preferred Units remain outstanding, consent of the Members holding a majority of the then-outstanding Class B-2 Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the rights, preferences or privileges of the Class B-2 Preferred Units, (ii) increases or decreases the authorized number of Class B-2 Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). For so long as any Class B- 1 Preferred Units remain outstanding, consent of the Members holding a majority of the then-outstanding Class B- 1 Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the rights, preferences or privileges of the Class B-1 Preferred Units, (ii) increases or decreases the authorized number of Class B-1 Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). In addition, the Company shall make the election provided for under Section 754 of the Code if requested by Innventus Fund.

SECTION 5.3    Limitation of Liability.

(a)           Notwithstanding any provision of this Agreement, common law or the Act, no Director, Officer or Member (including the Tax Matters Member) (the “Covered Persons”) shall be liable to the Members or to the LLC for any loss suffered which arises out of an act or omission of such Covered Person, if, in good faith, it was determined by such Persons that such act or omission was in the best interests of the LLC and such act or omission did not constitute willful misconduct, gross negligence or fraud. The Covered Persons shall be indemnified by the LLC against any and all claims, demands and losses whatsoever if: (i) the indemnitee conducted himself in good faith; and (ii) reasonably believed (x) in the case of conduct in its official capacity with the LLC, that its conduct was in the LLC’s best interests and (y) in all other cases, that its conduct was at least not opposed to the LLC’s best interests; and (iii) in the case of any criminal proceeding, such Person had no reasonable cause to believe its conduct was unlawful. The payment of any amounts for indemnification shall be made before any distributions are made by the LLC. No Member shall have any obligation to provide funds for any indemnification obligation hereunder. To the fullest extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the LLC to indemnify any other Person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by law, both as to action in its official capacity and as to action in another capacity while holding such office. In the event the LLC has applicable insurance coverage, the scope of the indemnity shall not be less than the scope of such coverage subject to the limitations, exclusions, deductibility and similar restrictions set forth in the policy to the extent of the policy limits. The LLC will use commercially reasonable efforts to obtain and maintain directors and officers liability insurance.

(b)           Notwithstanding the foregoing, the LLC shall not indemnify any such indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the name of the LLC to secure a judgment in its favor against such indemnitee with respect to any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the LLC, unless and only to the extent that, a court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)           The rights to indemnification and advancement of expenses set forth in this Section 5.3 are intended to be greater than those which are otherwise provided for in the Act, are contractual between the LLC and the Person being indemnified, its heirs, executors and administrators, and, with respect to this Section 5.3 are mandatory, notwithstanding a Person’s failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and advancement of expenses set forth in this Section 5.3 are nonexclusive of other similar rights which may be granted by law, the LLC’s Certificate of Formation, a resolution of the Board or the Members or an agreement with the LLC, which means of indemnification and advancement of expenses are hereby specifically authorized.

(d)           Any amendment or modification of the provisions of this Section 5.3, either directly or by the adoption of an inconsistent provision, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of Persons subject to indemnification under this Section 5.3 which occur subsequent to the effective date of such amendment.

ARTICLE VI

MEMBER ACTION AND MEETINGS

SECTION 6.1.    Actual Meetings.

(a)           Meetings of the Voting Members may be called by any Voting Member or group of Voting Members who hold at least 20% of the Voting Units, by notice to the other Voting Members setting forth the date and time of the meeting and the matters proposed to be acted upon at the meeting. Such meetings shall be held at such place in Chicago, Illinois, as may be designated by the Voting Members giving notice. Notice of any meeting shall be given pursuant to Section 11.1 below to all Voting Members not fewer than two (2) business days nor more than thirty (30) calendar days prior to the meeting. Notice of any meeting of the Voting Members shall be deemed to have been waived by attendance at the meeting, unless the Voting Member attends the meeting solely for the purpose of objecting to notice and so objects at the beginning of the meeting. Voting Members may attend and vote in person or by proxy at such meeting, and the LLC shall make reasonable arrangements to permit Voting Members to attend and vote at meetings by telephone. Any vote or consent of the Voting Members may be given at a meeting of the Voting Members or may be given in accordance with the procedure prescribed in Section 6.2 for written consent to action in lieu of actual meetings. The presence in person of Voting Members sufficient to take the proposed action as set forth in this Agreement shall constitute a quorum at all meetings of the Voting Members.

(b)           Meetings of the Voting Members may be held via conference call with no physical location designated as the place of the meeting, provided that all Persons on the conference call can hear and speak to one another and notice of the conference call is given or waived as required by this Section 6.1. The Board shall be responsible for arranging the conference call and shall specify in the notice of the conference call meeting the method by which the Voting Members can participate in the conference call.

SECTION 6.2.    Written Consent to Action in Lieu of Actual Meetings. Any action that is permitted or required to be taken by Voting Members may be taken or ratified by written consent setting forth the specific action to be taken and signed by that number of Voting Members required in order to take the specified action.

SECTION 6.3.    Voting. On any matter on which a vote of the Voting Members is called for (whether pursuant to this Agreement, the Act or otherwise), the holder of each Class A Unit, each Class B Preferred Unit, each Class B-1 Preferred Unit, each Class B-2 Preferred Unit and each Class D Preferred Unit shall be entitled to one (1) vote, and all Voting Units shall vote together as a single class (unless otherwise provided by this Agreement).

ARTICLE VII

TRANSFER OF INTERESTS

SECTION 7.1.    In General. Except as otherwise set forth Section 2.6(b) and in this Article, a Member may not Transfer, directly or indirectly, all or any portion of its Interest. Any Transfer which does not comply with the provisions of this Article shall be void.

SECTION 7.2.    Limited Exception For Transfers. For a period of three (3) years from the Effective Date, no Member may Transfer its Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Class A Units, Class B Preferred Units, Class C Units, Class B-1 Preferred Units, Class B-2 Preferred Units or Class D Preferred Units, except to a Permitted Transferee, unless the proposed Transfer is approved by the Board. Thereafter, no Member may Transfer its Class A Units or its Class C Units, except to a Permitted Transferee, unless the proposed Transfer is approved by the Board. A Member may Transfer its Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Class A Units, Class C Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units or Class D Preferred Units if (x) such Transfer is permitted or approved in accordance with the first or second sentence of this Section 7.2, and (y) each of the following conditions is satisfied:

(i)	Prior Notice. At least ten (10) days prior to any proposed Transfer of Interest otherwise permitted pursuant to this Section 7.2, the Member proposing to Transfer all or a portion of his Interest delivers a Transfer Notice.

(ii)	Assignment Documents. Such Member and its transferee execute, acknowledge, and deliver to the LLC such instruments of transfer and assignment with respect to such transaction as are in form and substance reasonably satisfactory to the LLC, including, without limitation, the written agreement of the transferee to assume and be bound by all of the obligations of the transferor under this Agreement, including the limited power of attorney provisions in Section 7.8 below.

(iii)	Securities Law Compliance. Either (x) the Interest is registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (y) the LLC and its counsel determine that the sale, assignment or transfer qualifies for an exemption from the registration requirements of the Securities Act and any applicable state securities laws. The LLC has no obligation or intention to register Interests for resale under any federal or state securities laws or to take any action which would make available any exemption from the registration requirements of such laws.

(iv)	Transfer Notification. Such Member provides the LLC with the notification required by Code § 6050K(c)(1).

(v)	Transfer Fee. Such Member pays the LLC a transfer fee that is sufficient to pay all reasonable expenses of the LLC in connection with such transaction.

(vi)	Rights of First Refusal. If the proposed Transfer is an Optional Purchase Event, the Member shall have complied with the provisions contained in this Article and no Person shall have acquired the Interest pursuant to the rights granted herein to purchase such Interest; provided, the holders of a majority of the outstanding Class D Preferred Units, the holders of a majority of the outstanding Class B-2 Preferred Units, the holders of a majority of the outstanding Class B-1 Preferred Units, the holders of a majority of the outstanding Class B Preferred Units, and the holders of a majority of the Class A Units outstanding, each voting as a separate class, may waive the satisfaction of the condition set forth in this subsection (vi) and/or declare that a particular Transfer shall not be deemed to be an Optional Purchase Event.

(vii)	Opinion of Counsel. The LLC shall have received an opinion of counsel satisfactory to it (or waived such requirement) that the effect of such Transfer would not:

(A) result in the termination of the LLC’s tax year under Section 708(b)(1)(B) of the Code;

(B) result in violation of the Securities Act or any comparable state law;

(C) result in a termination of the LLC’s status as a partnership for tax purposes;

(D) result in a violation of any law, rule, or regulation by the LLC or any Member; or

(E) cause the LLC to be deemed to be a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code.

Any attempted sale, assignment or Transfer with respect to which any of the above conditions have not been satisfied shall be null and void, and the LLC shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Member attempting such sale, transfer or assignment shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.

SECTION 7.3.    Admission of Assignees as Members. A transferee of a Member’s Interest pursuant to this Article VII shall become a substituted Member only with the consent of the Board. No Person taking or acquiring, by whatever means, the Interest of any Member in the LLC shall be admitted as a Member unless such Person:

(a)           Elects to become a Member by executing and delivering such Person’s written acceptance and adoption of the provisions of this Agreement;

(b)           Executes, acknowledges, and delivers to the LLC such other instruments as the LLC may deem necessary or advisable to effect the admission of such Person as a Member, and

(c)           Pays a transfer fee to the LLC in an amount sufficient to cover all reasonable expenses of the LLC connected with the admission of such Person as a Member.

The Board shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 7.3. A transferee of an Interest that fails to be admitted as a Member as a result of noncompliance with the requirements of this Section 7.3 shall be an assignee with those rights and obligations as set forth in Section 8.3. No assignment by a Member of its interest in the LLC shall release the assignor from its liability to the LLC pursuant to Section 2.1; provided that if the assignee becomes a Member as provided in this Section 7.3, the assignor shall thereupon so be released (in the case of a partial assignment, to the extent of such assignment).

SECTION 7.4.    Distributions and Allocations With Respect to Transferred Interests. If any Interest is sold, assigned, or Transferred during any Fiscal Year in compliance with the provisions of this Article, then (i) Profits, Losses, and all other items attributable to the Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code § 706(d), using any convention(s) permitted by the Code and selected by the Board; (ii) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Units and other similar items of the transferor to the extent related to the transferred Interest. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the calendar month during which the LLC receives notice of such Transfer. If the LLC does not receive a notice stating the date the Interest was transferred and such other information as the LLC may reasonably require within thirty days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of the Interest. Neither the LLC nor any Director shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not such Person had knowledge of any Transfer of ownership of any Interest.

SECTION 7.5.    Optional Purchase of Units; Co-Sale Right.

(a)           Grant of Option. Upon the occurrence of an Optional Purchase Event (defined below), all of the Qualified Holders, first, followed by the LLC, second, shall have successive options to purchase all, but not less than all, of the Person’s Interest pursuant to the terms and conditions set forth in this Agreement; provided, however, that if the Optional Purchase Event is a proposed Transfer of only a portion of the Person’s Interest, the LLC’s and the Qualified Holders’ options shall apply only to the portion of the Interest that is proposed to be Transferred. Upon the occurrence of an Optional Purchase Event, the Person with respect to whom the Optional Purchase Event has occurred shall immediately deliver the Transfer Notice to the LLC and to all Qualified Holders, which notice shall describe the Optional Purchase Event. If the Person with respect to whom the Optional Purchase Event has occurred does not provide the Transfer Notice, and if the LLC determines that Optional Purchase Event has occurred, then the LLC shall provide to all Qualified Holders the notice that should have been sent by the Person with respect to whom the Optional Purchase event has occurred. For purposes of this Agreement, the term “Optional Purchase Event” shall mean a proposed Transfer of an Interest (unless such Transfer is to a Permitted Transferee of the transferor Member).

(i)          Proposed Transfer for Consideration. If the Optional Purchase Event is a proposed Transfer of an Interest for cash, indebtedness, property or other consideration, then the LLC’s and the Qualified Holders’ successive options shall be to purchase the Interest for cash plus the fair market value of the other consideration (if any) proposed to be received in exchange for the Transfer of the Interest, payable at the closing described below, and pursuant to all of the other terms and conditions of the proposed Transfer. If the consideration includes any indebtedness, property or other noncash consideration, fair market value of such consideration shall be determined pursuant to the Appraisal Exhibit.

(ii)         Other Optional Purchase Events. If the Optional Purchase Event is a proposed Transfer other than for cash, indebtedness, property or other consideration, then the successive options shall be for a purchase price equal to, unless otherwise agreed to by the transferring Person and the purchaser (i) the fair market value of such Interest as of the last day of the calendar month immediately prior to the occurrence of the Optional Purchase Event (the “Valuation Date”) determined pursuant to the Appraisal Exhibit, plus (ii) interest at the Prime Rate on the amount determined under clause (i) from the Valuation Date to the closing date, compounded monthly, reduced by (iii) any distributions with respect to such Interest from the Valuation Date through the closing.

(iii)        Exercise of Option. In order to exercise the option pursuant to this Section 7.5(a), a Qualified Holder shall provide written notice of exercise of the option to the transferring Person and to the LLC not later than fifteen (15) days following the date of the giving of the Transfer Notice, and such exercise notice shall specify whether such Qualified Holder will purchase all or less than all of its pro rata share of the Interest offered (such share being calculated as if no Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital were outstanding and disregarding the Sharing Percentages of the transferor and all Persons who are not Qualified Holders). If any Qualified Holder elects not to exercise his option in full, then those Qualified Holders that do exercise their options shall have the option, for an additional five (5) days following the end of the option period for all Qualified Holders, to agree to acquire the Interest that could have been acquired by the less-than-fully exercising Qualified Holders, again pro rata or in such other amounts as they may agree. Any party with an option to purchase an Interest pursuant to this Article may waive its option at any time by notice of such waiver to the owner of the Interest and to the LLC. A failure by any Qualified Holder to give notice within the period therefor shall be deemed to be a notice of non-exercise as to such proposed Transfer. Any portion of the Interest remaining after the Qualified Holders’ exercise or non-exercise of their foregoing rights may be acquired by the LLC by giving written notice to the transferring Person within ten (10) days following the expiration of the foregoing period(s) for exercise by the Qualified Holders. Within two (2) business days following the expiration of the foregoing periods, the LLC shall give notice (the “Remaining Interest Notice”) to the Transferring Person and all Qualified Holders whether there remain any Units (but not Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital) not to be acquired by Qualified Holders or the LLC pursuant to the exercise of the options described in this Section 7.5(a) (a “Remaining Interest”), in which case the provisions of Section 7.5(b) shall apply.

(b)           Right of Co-Sale. If there is any Remaining Interest, the transferring Person shall, within five (5) days following its receipt of the Remaining Interest Notice, confirm in writing to the LLC and to each of the Qualified Holders the transferring Person’s bona fide intention to sell or transfer the Remaining Interest to the third-party described in the Transfer Notice (the “Reconfirmation Notice”). Each Qualified Holder may give notice in writing to the transferring Person within ten (10) days following the giving of the Reconfirmation Notice that it will sell a pro rata portion of Units to such third party (such Qualified Holder being a “Co-Seller”). In the event a Co- Seller exercises its right of co-sale hereunder, the transferring Person shall assign so much of its interest in the proposed agreement of sale as the Co-Seller shall be entitled to and shall request hereunder, and the Co-Seller shall assume such part of the obligations of the Selling Unitholder under such agreement as shall relate to the sale of Units by the Co-Seller. The transferring Person and each Co-Seller shall be entitled to sell to the third-person a number of Units as is equal to the product of (X) the number of Units in the Remaining Interest and (Y) a fraction, the numerator of which shall be the number of Units owned by the transferring Person or such Co-Seller (as the case may be) and the denominator of which shall be the aggregate number of Units then held by the transferring Person and all Co-Sellers. A failure by a Qualified Holder to give any notice within the applicable period shall be deemed to be a notice of non-exercise.

(c)           Failure to Exercise Options. If Persons with options under this Section shall fail to exercise their options to purchase such Interest or to co-sell with such Interest within the applicable periods, or in the event the purchaser(s) shall fail to tender the required consideration at the closing referred to below, then the Person with respect to whom the Optional Purchase Event has occurred may transfer the Interest to the Person upon the terms and price specified in the Transfer Notice, but only if such Transfer is consummated within ninety (90) days after the expiration or withdrawal of the last option, or the failure to tender the consideration if applicable; provided, however, that such Transfer shall comply with the other provisions of this Agreement and provided the holder of such transferred Interest shall be a mere assignee and shall not become a Member unless admitted as such pursuant to the terms of the Agreement. If the subject Interest is not so transferred within the applicable period, the Interest shall again become subject to all of the terms and conditions of the Agreement and may not thereafter be transferred except in the manner and on the terms herein provided. In the event the LLC or any Qualified Holder exercises an option hereunder but fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, the Person with respect to whom the Optional Purchase Event has occurred shall have all rights and remedies against the LLC or the exercising Qualified Holder available for breach of contract.

SECTION 7.6.    Closing of Purchase of Interests; Payment of Purchase Price. The closing of the purchase of any Interests pursuant to Section 7.5 shall occur at the offices of the LLC within thirty (30) days (on such business date as determined by the Board) after (a) the expiration of the last option as set forth in the preceding Section, or (b) if the procedures in the Appraisal Exhibit are applicable, the determination of fair market value pursuant to the Appraisal Exhibit. At the closing, the selling Member shall deliver to the purchaser(s) an executed assignment of the subject Interest satisfactory in form to counsel for the LLC, and the purchaser(s) shall deliver the purchase price as provided below to the transferring Person. The selling Person and the purchaser(s) each shall execute and deliver such other documents as may reasonably be requested by the other. The purchase price shall be delivered at closing as follows:

(a)           If the purchase of the Interest is as a result of a Transfer to a third party for consideration, the purchase price determined under this Agreement shall be payable on the same basis as the purchase price was to have been paid by the third party.

(b)           If the purchase of the Interest is as a result of any other Optional Purchase Event, the purchase price shall be payable in cash or same day funds at closing.

SECTION 7.7.    Corporate Conversion.

(a)           In General. It is the express intention and understanding of the Members at the time of their execution of this Agreement that upon the determination at any time by the Board that it is in the best interests of the LLC that it be converted into a corporation the LLC shall be converted into a corporation in the manner set forth herein by the action of the Board and Members holding at least seventy percent (70%) of the Units outstanding.

(b)           Procedures. Subject to Section 5.2 hereof, upon the determination at any time by the Board that it is in the best interests of the LLC that it be converted into a corporation, the Board shall (i) cause the LLC to be converted into a corporation pursuant to any appropriate procedure permitted under the Act, and (ii) cause to be executed, delivered and filed the certificate of incorporation of the resulting corporation (including the certificate of designations) and such other instruments and documents as it shall determine to be necessary or appropriate in order to effectuate such conversion and merger (such transaction referred to as a “Corporate Conversion”). In connection with the Corporate Conversion, (x) each holder of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital shall receive one share of redeemable, non-convertible, nonvoting preferred stock in the resulting corporation for each dollar of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital of such holder on the date of the Corporate Conversion, which stock shall have generally the same rights, privileges and preferences as the Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital hereunder, as the case may be, and (y) each holder of outstanding Units (including Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units) shall receive one share of voting common stock in the resulting corporation for each Unit of such holder on the date of the Corporate Conversion.

(c)           Board of Directors. In connection with the consummation of a Corporate Conversion the board of directors of the surviving corporation shall be the same size and shall have the same composition and shall be subject to the same voting and other rules as the Board.

(d)          Other Rights of Members. In connection with a Corporate Conversion, the Board shall cause the resulting corporation to enter into such agreements as are necessary to provide the Members with rights with respect to such corporation which are substantially similar to the rights of such Members pursuant to this Agreement.

(e)           Other Permitted Ancillary Transactions. In connection with the consummation of a Corporate Conversion, the Board shall have the authority to merge, consolidate or reorganize one or more subsidiaries with one or more other subsidiaries or other entities wholly-owned directly or indirectly by the LLC or the surviving corporation in the Corporate Conversion.

(f)            Further Assurances. The Board is specifically authorized to take any and all further action, and to execute, deliver and file any and all additional agreements, documents or instruments, as it may determine to be necessary or appropriate in order to effectuate the provisions of this Section 7.7, and each Member hereby agrees to execute, deliver and file any such agreements, documents or instruments or to take such action as may be reasonably requested by the Board for the purpose of effectuating the provisions of this Section 7.7.

(g)           Initial Public Offering and Registration Rights. Notwithstanding anything in this Agreement to the contrary, at the request of the holders of at least seventy percent (70%) of the then-outstanding Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units, voting together as a class, at any time after August 31, 2023, or such earlier time as the LLC otherwise proposes to effect an IPO, the Company (or its successor) and the Preferred Members shall enter into the Registration Rights Agreement attached hereto as Exhibit E, and in connection therewith, the Board and each Member will take all appropriate steps to implement a Corporate Conversion.

(h)           Market Stand-off Agreement. Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a firmly-underwritten initial public offering of the LLC’s (or any successor’s) securities pursuant to an effective registration statement on Form S-1 (or successor thereto) (the “IPO”) and ending on the date specified by the Company (or any successor thereto) and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any equity securities of the Company (or its successor in the IPO) held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the equity securities of the LLC (or its successor in the IPO), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of equity securities of the LLC (or its successor in the IPO) or other securities, in cash or otherwise. The foregoing provisions of this Section 7.7(h) shall not apply to the sale of any equity securities to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 7.7(h) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 7.7(h) or that are necessary to give further effect thereto. In order to enforce the covenant in this Section 7.7(h) above, the LLC may impose stop-transfer instructions with respect to the equity securities of each Member (and transferees and assignees thereof) until the end of such restricted period.

SECTION 7.8.    Limited Power of Attorney. Each Member hereby makes, constitutes and appoints the Chief Executive Officer of the LLC, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any and all agreements, certificates, instruments, and other documents which such Person may deem reasonably necessary, desirable, or appropriate to allow the Chief Executive Officer to carry out the express provisions of this Agreement including the provisions of Sections 7.7 and 7.9. Each Member authorizes each such attorney-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do so personally, and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and (i) may be exercised by any such attorney-in-fact by listing the Member executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Member, (ii) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and (iii) shall survive the assignment by a Member of the whole or any portion of his Interest.

SECTION 7.9.    Drag Along Rights. Subject to Section 5.2, if the holders of at least a majority of the outstanding Class D Preferred Units, the holders of at least a majority of the Class B-2 Preferred Units, the holders of at least a majority of the outstanding Class B-1 Preferred Units, the holders of at least a majority of the outstanding Class B Preferred Units, and holders of a majority of the outstanding Class A Units (each voting as a separate class) approve a transaction that would result in the acquisition of the LLC by another Person by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale, assignment, transfer distribution or issuance of stock with respect to the LLC) and pursuant to such transaction the Members of the LLC immediately prior to such transaction will not hold, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving or continuing entity (a “Drag-Along Transaction”), then, upon thirty (30) days written notice to the other Members of the LLC (the “Drag-Along Notice”), which notice shall include substantially all of the details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Members in such transaction, each Member shall raise no objection to such Drag-Along Transaction and be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of its Interest in the same transaction at the closing thereof (and will deliver such Interest free and clear of all liens, claims, or encumbrances). The proceeds from such Drag-Along Transaction shall be distributed to the Members in proportion to their relative entitlement to distribution pursuant to Section 9.3. Notwithstanding the foregoing, a Member will not be required to comply with this Section 7.9 in connection with any proposed Drag- Along Transaction unless:

(a)          any representations and warranties to be made by such Member (in its capacity as a Member) in connection with the Drag-Along Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including but not limited to representations and warranties that (i) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)          the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag-Along Transaction, other than the LLC (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the LLC as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(c)          the liability for indemnification, if any, of such Member in the Drag-Along Transaction and for the inaccuracy of any representations and warranties made by the LLC or its Members in connection with such Drag- Along Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the LLC as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Drag-Along Transaction;

(d)          liability (if any) shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Drag-Along Transaction in accordance with this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration otherwise payable to such Member in connection with such Drag-Along Transaction, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Member;

(e)          upon the consummation of the Drag-Along Transaction, each holder of each class or series of the LLC’s Units will receive the same form of consideration for their Units of such class as is received by other holders in respect of their Units of such same class or series of Units;

(f)          such Member is not required to agree (unless such Member is an officer or employee of the LLC) to any restrictive covenant in connection with the Drag-Along Transaction (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag-Along Transaction); and

(g)          subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any Units are given an option as to the form and amount of consideration to be received as a result of the Drag-Along Transaction, all holders of such Units will be given the same option; provided, however, that nothing in this Section 7.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the LLC’s Members.

ARTICLE VIII

CESSATION OF MEMBERSHIP; CERTAIN COVENANTS

SECTION 8.1.    When Membership Ceases. A Person who is a Member shall cease to be a Member only upon the Transfer as permitted under this Agreement of the Member’s entire Interest. A Member is not entitled to withdraw voluntarily from the LLC.

SECTION 8.2.    Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate may become Members only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become Members only upon compliance with the conditions of this Agreement.

SECTION 8.3.    Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 8.1 and Section 8.2 above, such Person (and the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC existing as of the date of such cessation, including any obligation to make Capital Contributions that is explicitly set forth herein, and, with respect to any Interest owned by such successor in interest, shall be an assignee unless admitted as a Member pursuant to Section 7.3. An assignee with respect to an Interest is entitled only to receive distributions and allocations with respect to such Interest as set forth in this Agreement from and after the date of such assignment, and shall have no other rights, benefits or authority of a Member under this Agreement or the Act, including without limitation no right to receive notices to which Members are entitled under this Agreement, no right to vote, no right to inspect the books or records of the LLC, no right to bring derivative actions on behalf of the LLC, no right to designate members of the Board, no right to purchase additional Interests, and no other rights of a Member under the Act or this Agreement; provided, however, that the Interest of an assignee shall be subject to all of the restrictions, obligations (including any obligation to make Capital Contributions) and limitations under this Agreement and the Act, including without limitation the restrictions on transfer of Interests contained in this Agreement.

SECTION 8.4     Certain Covenants.

(a)          The LLC will cause each Person now or hereafter employed by it or by any Subsidiary (or engaged by the LLC or any Subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into the LLC’s standard and customary confidentiality and inventions assignment Agreement.

(b)          If the LLC or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the LLC assume the obligations of the LLC with respect to indemnification of members of the Board as in effect immediately before such transaction, regardless of where such obligations are contained.

(c)          The LLC shall, in the event any claim is filed against LLC with a risk deemed by the Board to be in excess of $50,000.00, notify each Qualified Holder of such claim.

(d)          The LLC shall continue to timely pay (and withhold and pay over, as applicable) all Federal, state and other taxes as such taxes become due and owing (except to the extent LLC is disputing any such taxes and taking into account any applicable extension periods).

(e)          In the event the LLC grants any registration rights in connection with the issuance of any Units at any point following the Effective Date, the LLC shall grant to each Qualified Holder registration rights with respect to the Units held by each such Qualified Holder that are substantially on the same terms as those granted to the such purchasers.

ARTICLE IX

DISSOLUTION, WINDING UP; CHANGE OF CONTROL TRANSACTION AND LIQUIDATING DISTRIBUTIONS

SECTION 9.1. Dissolution Triggers. The LLC shall dissolve upon the first occurrence of the following events:

(a)          The determination by the Board, subject to Section 5.2 hereof, that the LLC should be dissolved;

(b)          The entry of a decree of judicial dissolution or the administrative dissolution of the LLC as provided in the Act; or

(c)          A Change of Control Transaction.

SECTION 9.2.    Winding Up. Upon a dissolution of the LLC, the Board, or, if there is no Board, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC as described in this Article IX. The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.

SECTION 9.3.    Liquidating Distributions. Following dissolution, the LLC’s noncash assets not otherwise to be distributed to the Members in liquidation as provided in Section 9.2 above, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:

(a)          To the LLC’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC;

(b)          To each Member holding Class D Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class D Preferred Return with respect to all outstanding Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class D Preferred Return with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(c)          To each Member holding Class D Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class D Preferred Capital with respect to all Class D Preferred Unit held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class D Preferred Capital with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(d)          To each Member holding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class B-2 Preferred Return, Unpaid Class B-1 Preferred Return and Unpaid Class B Preferred Return with respect to all outstanding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class B-2 Preferred Units, Unpaid Class B-1 Preferred Return and/or Unpaid Class B Preferred Return with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0);

(e)          To each Member holding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class B-2 Preferred Capital, Unreturned Class B-1 Preferred Capital and Unreturned Class B Preferred Capital with respect to all Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class B-2 Preferred Capital, Unreturned Class B-1 Preferred Capital and aggregate Unreturned Class B Preferred Capital with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0); and

(f)	To the Members in proportion to their Sharing Percentages.

To the extent that the credit balances in the Capital Accounts, after adjusting the Capital Accounts for all allocations of Profits and Losses and all Regulatory Allocations and all distributions other than liquidating distributions pursuant to subsection (c) and (d) above (the “Tentative Liquidation Capital Account”) do not equal the amounts to be distributed pursuant to subsection (c) through (d) above, then any provision in this Agreement to the contrary notwithstanding the LLC shall allocate gross income or gross deductions for its last Fiscal Year to the extent necessary in order that the Tentative Liquidation Capital Accounts equal the distributions to be made to the Members pursuant to subsection (c) and (d) above; and to the extent such gross income or gross deductions are not sufficient, shall allocate gross income or gross deductions for the next preceding Fiscal Year to the extent necessary in order that the Capital Accounts equal such distributions; and to the extent such gross income or gross deductions are not sufficient, shall allocate gross income or gross deductions for the second preceding Fiscal Year, and so forth, with respect to all LLC taxable years for which an amended return can be timely filed, to the extent necessary to cause the Tentative Liquidation Capital Accounts to equal the amount of distribution hereunder.

In the event of liquidating distributions of property other than cash, the amount of the distribution shall be the Agreed Value of the property distributed as of the date of distribution. In the event of a Change of Control Transaction, the Agreed Value of any property to be distributed shall be determined in the manner proscribed therefor in the definitive documents governing such transaction and approved by the Board and Members as required by this Agreement.

ARTICLE X

BOOKS AND RECORDS

SECTION 10.1.     Books and Records. The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.

SECTION 10.2.     Taxable Year. The LLC shall use the Fiscal Year as its taxable year.

SECTION 10.3.     Tax Information; Reports.

(a)          Tax Information. Tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within seventy-five days of the end of each Fiscal Year.

(b)	Other Information for Qualified Holders.

(i)           Within forty-five (45) days of the end of each calendar quarter, the LLC shall deliver to such Qualified Holder an unaudited balance sheet and statements of income and cash flows for and as of the end of such month, in reasonable detail, which statements shall also set forth comparative information for current and prior periods.

(ii)          The LLC shall provide to each Qualified Holder such other information relating to the financial condition, business, prospects or corporate affairs of the LLC as such Qualified Holder may from time to time reasonably request; provided, however, that the LLC shall be allowed a reasonable time to process such request.

(iii)         The LLC shall permit each Qualified Holder, at such Person’s expense, to visit and inspect the LLC properties, to examine its books of account and records and to discuss the LLC affairs, finances and accounts with its Officers, all at such reasonable times as may be requested by such Qualified Holder.

(iv)        As soon as available after the close of each Fiscal Year, the LLC will deliver to each Qualified Holder, and to any other Member who may request it, unaudited consolidated balance sheets and statements of income and retained earnings and of cash flows of the LLC audited by a firm of independent certified public accountants of national standing showing the financial condition of the LLC as of the close of such Fiscal Year and the results of the LLC’s operations during such Fiscal Year, all on a consolidated basis and prepared in accordance with generally accepted accounting principles consistently applied.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement or the Information Exhibit, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.1. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Corridor Legal LLP, Attention: Mark Mohler (mmohler@corridorlegal.net).

SECTION 11.2.    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

SECTION 11.3.    Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

SECTION 11.4.    Entire Agreement; No Oral Agreements; Amendments to the Agreement. This Agreement (together with its Exhibits) constitutes the entire agreement among the Members with respect to the subject matters hereof, and supersedes all prior agreements and understandings, whether oral or written related to the subject matters hereof. The LLC shall have no oral limited liability company agreements nor any oral operating agreements. This Agreement may be amended only by a written amendment adopted by the holders of (i) a majority of the Units, (ii) at least seventy percent (70%) of the outstanding Class B Preferred Units, (iii) a majority of the outstanding Class B-1 Preferred Units; (iv) a majority of the Class B-2 Preferred Units and (v) a majority of the Class D Preferred Units, and also approved pursuant to Section 5.2(b) hereof. Any amendment adopted consistent with the provisions of this Section 11.4 shall be binding on the Members without the necessity of their execution of the amendment or any other instrument. Each Member hereby grants to the Chief Executive Officer, with power of substitution and resubstitution such Member’s power of attorney to execute any amendment otherwise approved in accordance with this Section 11.4 and without the use of such power of attorney, which power of attorney is coupled with an interest, and shall be irrevocable and shall survive the Member’s legal incapacity or Transfer of the Member’s Interest. The Board shall promptly provide copies of all amendments to the Members.

SECTION 11.5.    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 11.6.    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

SECTION 11.7.    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 11.8.   Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the LLC and the limited liability of the Members. Each Member hereby irrevocably consents to the exclusive personal jurisdiction of the courts of the State of Delaware (including the federal courts sitting therein), with respect to matters arising out of or related to this Agreement. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

SECTION 11.9.    Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.

SECTION 11.10.  Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All fully executed counterparts shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 11.11.  Tax Matters. The Board shall designate the tax matters member (and, for taxable years beginning after 2017, a company representative, collectively referred to hereafter as the “Representative”), and such Representative shall have all power and authority with respect to the LLC and its Members as a “tax matters partner” or “partnership representative,” as applicable, would have with respect to a partnership and its partners under the Code and in any similar capacity under state or local law.

SECTION 11.12   Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

SECTION 11.13.   Exhibits. The Exhibits to this Agreement, each of which is incorporated by reference, are:

Exhibit A:	Information Exhibit Exhibit B: Glossary of Terms

Exhibit C:	Regulatory Allocations Exhibit

Exhibit D:	Appraisal Exhibit

Exhibit E:	Form of Registration Rights Agreement

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXHIBIT A TO THE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

AEROFLEXX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Information Exhibit

As of November 10, 2021

Exhibit B

TO THE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A Delaware Limited Liability Company

Glossary of Terms

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware set forth at 6 Delaware Code, Chapter 18, Sections 18-101 through 18-1109 (or any corresponding provisions of succeeding law).

“Adjusted Taxable Operating Income” shall mean the LLC’s cumulative items of income or gain less cumulative items of loss or deduction, under the Code, computed from the Effective Date through the date such Adjusted Taxable Operating Income is being computed; provided, however, (i) gain or loss from a Capital Transaction shall be excluded from such computation and (ii) allocations under Treasury Regulation 1.704-3 with respect to Section 704(c) Property shall be disregarded in determining the Adjusted Taxable Operating Income allocable to the Members.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls ten percent (10%) or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence.

“Agreed Value” shall mean with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:

(a)          The initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.

(b)          The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c)          The initial Agreed Values of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g).

(d)          The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Board, as of the following times:

(i)	the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC; and

(iii)	the termination of the LLC for federal income tax purposes pursuant to Code §708(b)(1)(B).

If, upon the occurrence of one of the events described in (i), (ii) or (iii) above the Board does not set the gross fair market values of the LLC’s assets, it shall be deemed that the fair market values of all the LLC’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.

“Agreement” shall mean this Third Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Appraisal Exhibit” shall mean the Exhibit attached hereto as Exhibit D.

“Board” means the board of Directors of the LLC as contemplated under Section 5.1.

“Business” shall have the meaning set forth in Section 1.3.

“Capital Account” shall mean with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a)          Each Person’s Capital Account shall be increased by Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.

(b)          Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

In the event the Agreed Values of the LLC assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” shall mean with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member.

“Capital Transaction” shall mean the acquisition by any Person or Persons of all or substantially all (as determined by the Board) of the assets of the LLC in one or a series of related transactions.

“Change of Control Transaction” shall be deemed to have been occasioned by, or to have occurred upon, the acquisition of the LLC (or its assets) by another Person by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale, assignment, transfer distribution, or issuance of Interests or stock with respect to the LLC that results in (a) the Board immediately prior to such transaction not holding, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving or continuing entity or (b) the acquisition by such other Person of all or substantially all of the assets of the LLC); provided, however, that a Change of Control Transaction shall not be deemed occasioned by a transaction or series of related transactions consummated by the LLC principally for bona fide capital raising purposes and in which equity of the LLC is issued in exchange for equity in the LLC.

“Class A Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class A Units.

“Class B Preferred Capital” shall mean with respect to a Class B Preferred Investor the aggregate Capital Contributions made by such Class B Preferred Investor in satisfaction of its Class B Preferred Capital Commitment. The Class B Preferred Capital of the Class B Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B Preferred Capital Commitment” shall mean the amount that such Class B Preferred Investor has agreed to contribute to the capital of the LLC as set forth opposite such Class B Preferred Investor’s name on the Information Exhibit.

“Class B Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B Preferred Capital and Class B Preferred Units, as set forth on the Information Exhibit.

“Class B Preferred Return” shall mean, with respect to each Class B Preferred Unit, an amount accruing with respect to such Class B Preferred Unit at the rate of eight percent (8.0%) per year on the sum of (i) the Unreturned Class B Preferred Capital of such Class B Preferred Unit and (ii) the Unpaid Class B Preferred Return thereon. For clarity, in calculating the Class B Preferred Return with respect to any Class B Preferred Unit for purposes of distributions, the Class B Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B Preferred Units.

“Class B-1 Preferred Capital” shall mean with respect to a Class B-1 Preferred Investor the aggregate Class B-1 Preferred Capital Contributions made by such Class B-1 Preferred Investor in satisfaction of its Class B-1 Preferred Capital Commitment. The Class B-1 Preferred Capital of the Class B-1 Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B-1 Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class B-1 Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B-1 Preferred Capital and Class B-1 Preferred Units, as set forth on the Information Exhibit.

“Class B-1 Preferred Return” shall mean, with respect to each Class B-1 Preferred Unit, an amount accruing with respect to such Class B-1 Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class B-1 Preferred Capital of such Class B-1 Preferred Unit and (ii) the Unpaid Class B-1 Preferred Return thereon. For clarity, in calculating the Class B-1 Preferred Return with respect to any Class B-1 Preferred Unit for purposes of distributions, the Class B-1 Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B-1 Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B-1 Preferred Units.

“Class B-2 Preferred Capital” shall mean with respect to a Class B-2 Preferred Investor the aggregate Class B-2 Preferred Capital Contributions made by such Class B-2 Preferred Investor in satisfaction of its Class B-2 Preferred Capital Commitment. The Class B-2 Preferred Capital of the Class B-2 Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B-2 Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class B-2 Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B-2 Preferred Capital and Class B-2 Preferred Units, as set forth on the Information Exhibit.

“Class B-2 Preferred Return” shall mean, with respect to each Class B-2 Preferred Unit, an amount accruing with respect to such Class B-2 Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class B-2 Preferred Capital of such Class B-2 Preferred Unit and (ii) the Unpaid Class B-2 Preferred Return thereon. For clarity, in calculating the Class B-2 Preferred Return with respect to any Class B-2 Preferred Unit for purposes of distributions, the Class B-2 Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B-2 Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B-2 Preferred Units.

“Class C Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class C Units.

“Class D Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class D Preferred Investor” shall mean a Member who has contributed cash in exchange for Class D Preferred Capital and Class D Preferred Units, as set forth on the Information Exhibit.

“Class D Preferred Return” shall mean, with respect to each Class D Preferred Unit, an amount accruing with respect to such Class D Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class D Preferred Capital of such Class D Preferred Unit and (ii) the Unpaid Class D Preferred Return thereon. For clarity, in calculating the Class D Preferred Return with respect to any Class D Preferred Unit for purposes of distributions, the Class D Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class D Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class D Preferred Units.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Combined Effective Marginal Tax Rate” shall mean the highest single combined rate (expressed as a percentage) of United States federal, state and local income taxation that would be applicable to any Member as of the last day of each Tax Estimation Period on the type of income (whether ordinary or capital) allocated to the Members, assuming that such Member is subject to the highest United States federal and highest state and local marginal income tax rates (whether ordinary or capital) applicable to such Member on all income allocated by the LLC, all as determined by the Board in good faith.

“Corporate Conversion” shall have the meaning set forth in Section 7.7(b).

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 500 basis points or (ii) 18%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Directors” shall mean those persons elected or designated to serve on the Board pursuant to Section 5.1.

“Distribution Threshold” shall have the meaning set forth in Section 3.3.

“Distribution Threshold Unit” shall have the meaning set forth in Section 3.3.

“Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

“Event of Bankruptcy” shall mean, with respect to any Person, the occurrence any of the following events:

(a)	Making an assignment for the benefit of creditors;

(b)	Filing a voluntary petition in bankruptcy;

(c)          Being adjudged bankrupt or insolvent or having entered against such Person an order for relief in any bankruptcy or insolvency proceeding;

(d)          Filing a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(e)          Seeking, consenting to, or acquiescing in, the appointment of a trustee or receiver or liquidator of the Person or of all or any substantial part of his properties;

(f)           Filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding described in this subdivision; or

(g)          The continuation of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, for 120 days after the commencement thereof or the appointment of a trustee, receiver, or liquidator for the Person or all or any substantial part of the Person’s properties without the Person’s agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated.

“Fiscal Year” shall mean, with respect to the first year of the LLC, the period beginning upon the formation of the LLC and ending on the nearest December 31, and with respect to subsequent years of the LLC the calendar year and, with respect to the last year of the LLC, the portion of the calendar year ending with the date of the final liquidating distributions.

“Glossary of Terms” shall mean the glossary of terms attached hereto as Exhibit B.

“Information Exhibit” shall mean the Member information exhibit attached hereto as Exhibit A.

“Innventure” shall meaning Innventure LLC f/k/a We-Innventure LLC, a Delaware limited liability company.

“Innventure Director” shall have the meaning set forth in Section 5.2(a)(ii).

“Interest” shall mean all of the rights of each Member or assignee with respect to the LLC created under this Agreement or under the Act.

“IPO” shall mean an underwritten initial public offering of equity interests in the LLC or its successor entity pursuant to a registration statement filed in accordance with the Securities Act.

“LLC’’ shall mean the limited liability company formed upon the filing of the Certificate of Formation.

“Members” shall refer collectively to the Persons listed on the Information Exhibit as holders of Units, Class B Preferred Capital, Class B-1 Preferred Capital, Class B-2 Preferred Capital or Class D Preferred Capital until such Persons have ceased to be Members under the terms of this Agreement.

“Member” means any one of the Members.

“Officers” shall mean the Officers of the LLC as designated by the Board. “Officer” means any one of the Officers.

“Optional Purchase Event” shall have the meaning set forth in Section 7.5(a).

“Permitted Transferee” shall mean: (A) with respect to a Member who is an individual, (i) such individual’s estate, personal representative, executor, any ancestor, spouse or lineal descendant of such individual and (ii) any trust for the exclusive benefit of, or a limited partnership or limited liability company all of the equity interests of which are owned by, the Persons set forth in clause (A)(i) or such Member; and (B) with respect to a Member that is a partnership, limited liability company, corporation, trust or decedent’s estate (i) Persons who were the owners of the equity interests in such entity or held the beneficial interests in such trust or estate as of the date such entity acquired its Interest and (ii) Persons who bear a relationship described in clause (A)(i) above to the owners of the equity interests of such entity or beneficial interests in such trust or estate on the Effective Date. In respect of a Class B-1 Preferred Investor, Class B-2 Preferred Investor or Class D Preferred Investor, for clarification, a Permitted Transferee shall mean to include one or more affiliated partnerships or funds managed by the Class B-1 Preferred Investor, Class B-2 Preferred Investor, Class D Preferred Investor or any of their respective managers, officers, or partners, provided that such transferee agrees in writing to be subject to the terms of this Agreement.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Profits Interest” means a Unit issued in exchange for services that has a liquidation value of zero when issued, as determined consistent with “profits interests” as that term is defined in Internal Revenue Service Revenue Procedure 93-27, 1993-2 CB 343 or any subsequent rulings or regulations.

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)          Any expenditures of the LLC described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)          Gain or loss resulting from dispositions of LLC assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.

“AeroFlexx” shall mean AEROFLEXX, LLC, a Delaware limited liability company.

“Qualified Holder” shall mean a Member who holds, as of the applicable time, either (a) Class B-2 Preferred Capital, (b) Class B-1 Preferred Capital, (c) Class B Preferred Capital, (d) Class D Preferred Capital or (e) at least 200,000 Units.

“Qualified IPO” shall mean an IPO resulting in gross proceeds to the LLC or its successor, before fees and expenses, of at least $50,000,000.

“Regulatory Allocations” shall mean those allocations of items of LLC income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the LLC to comply with the alternate test for economic effect prescribed in Treasury Regulations § 1.704-1(b)(2)(ii)(d), and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Treasury Regulations § 1.704-2.

“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit C.

“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation § 1.704- 3(a)(3) and shall include assets treated as Section 704(c) property by virtue of Treasury Regulation § 704- 1(b)(2)(iv)(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sharing Percentage” shall mean, in the case of each Member, the fraction (expressed as a percentage) obtained by dividing (A) the number of Units held by such Member by (B) the aggregate number of Units outstanding.

“Subsidiary(ies)” shall mean, with respect to the LLC, any corporation, limited partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the LLC or one or more of the other Subsidiaries of the LLC or a combination thereof.

“Tax Estimation Period” shall mean (i) January, February and March (ii) April and May, (iii) June, July and August, and (iv) October, November and December of each year during the term of the LLC, or other periods for which estimates of individual federal income tax liability are required to be made under the Code, provided, the LLC’s first Tax Estimation Period shall begin on the Effective Date of this Agreement.

“Transfer” shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Interest.

“Transfer Notice” shall mean the written notice given to the LLC and, in turn by the LLC to all Qualified Holders of all details of any proposed Transfer of any Interest including the name of the proposed Transferee, the date of the proposed Transfer, the portion of the Member’s Interest to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” represent the basis on which the Interests are denominated and basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act, and the total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit as of the relevant time.

“Unpaid Class B Preferred Return” of any Class B Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B Preferred Return accrued on such Class B Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class B-1 Preferred Return” of any Class B-1 Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B-1 Preferred Return accrued on such Class B-1 Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B-1 Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class B-2 Preferred Return” of any Class B-2 Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B-2 Preferred Return accrued on such Class B-2 Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B-2 Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class D Preferred Return” of any Class D Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class D Preferred Return accrued on such Class D Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class D Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B Preferred Capital” shall mean, with respect to any Class B Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B-1 Preferred Capital” shall mean, with respect to any Class B-1 Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B-1 Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B-1 Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B-2 Preferred Capital” shall mean, with respect to any Class B-2 Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B-2 Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B-2 Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class D Preferred Capital” shall mean, with respect to any Class D Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class D Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class D Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Valuation Date” shall have the meaning set forth in Section 7.5(a)(ii).

“Voting Member” shall have the meaning set forth in Section 2.6.

“Voting Units” shall mean the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B- 2 Preferred Units and Class D Preferred Units.

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Exhibit C

TO THE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A Delaware Limited Liability Company

Regulatory Allocations

This Exhibit contains special rules for the allocation of items of LLC income, gain, loss and deduction that override the basic allocations of Profits and Losses in Section 4.1 of the Agreement to the extent necessary to cause the overall allocations of items of LLC income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations §1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i), (j) and (k) are special rules applicable in applying the Regulatory Allocations.

(a)          Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:

(i)           “Adjusted Capital Account” means, with respect to any Member or assignee, such Person’s Capital Account (as defined below) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations § 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of Member Nonrecourse Debt Minimum Gain).

(ii)          “LLC Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d) and is generally the aggregate gain the LLC would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Treasury Regulations § 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(iii)         “Member Nonrecourse Debt” means any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.

(iv)         “Member Nonrecourse Deductions” shall mean losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).

(v)          “Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the LLC is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(vi)         “Nonrecourse Deductions” shall mean losses, deductions, or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations § 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of LLC Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in LLC Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).

(vii)        “Nonrecourse Liability” means any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations § 1.752-2.

(viii)       “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the Member Nonrecourse Debt Minimum Gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.

(b)          Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their respective Sharing Percentages during such Fiscal Year.

(c)          Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d)          Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of LLC Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(e)          Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the Member Nonrecourse Debt Minimum Gain Chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in such Member’s Capital Account created or increased by such adjustments, allocations or distributions as quickly as possible.

(g)          Gross Income Allocation. In the event any Member has a deficit in its Capital Account at the end of any Fiscal Year, each such Member shall be allocated a pro rata portion of each item of LLC gross income and gain, in the amount of such Capital Account deficit, as quickly as possible.

(h)          Curative Allocations. When allocating Profits and Losses under Section 4.1 and 4.2, such allocations shall be made so as to offset any prior allocations of gross income under Paragraph (g) above to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.

(i)            Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Section 4.1 and 4.2 and in the order in which they appear above in subparagraphs (b) through (h).

(j)          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

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Exhibit D

TO THE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A Delaware Limited Liability Company

Appraisal Exhibit

1.	General Procedures.

(a)          In the event an Optional Purchase Event has occurred with respect to a Member and it is necessary to determine the fair market value of any consideration proposed to be received in connection with such Optional Purchase Event, such fair market value will be determined pursuant to this Exhibit D.

(b)          The fair market value shall be determined by mutual agreement of the Board and either the Member with respect to whom an Optional Purchase Event has occurred (such Person(s) referred to as the “Transferring Party”) (which determination shall be final and binding on the parties hereto); however, if they do not agree on the fair market value within 10 days after notice is given by one of them to the other of a request for determination of fair market value, the fair market value shall be determined in accordance with the following provisions of this Exhibit.

(c)          The Transferring Party and the LLC shall jointly select a Qualified Appraiser (as defined below). If the parties so jointly select a Qualified Appraiser, the appraiser so selected shall promptly determine the fair market value of the Interest or the assets in question, which determination shall be final and binding on the parties hereto. If they fail to jointly select a Qualified Appraiser within ten days after a request by either party to make the joint selection, the Transferring Party and the LLC shall each select one Qualified Appraiser. If either party fails to name a Qualified Appraiser within ten days after the notice by the other party that the other party has selected a Qualified Appraiser (such notice to contain the name of such appraiser), the Qualified Appraiser which has been timely selected shall be instructed to promptly determine the fair market value of the Interest or the assets in question, which determination shall be final and binding on the parties hereto. If two Qualified Appraisers have been timely selected, they shall be instructed to promptly determine, independently of the other, the fair market value of the Interest or the assets in question.

(d)          If two Qualified Appraisers are selected and either appraiser fails, within 30 days after the first appraiser delivers its report to the Transferring Party and the LLC to deliver a report to the Transferring Party and the LLC containing the fair market value of the Interest or the assets in question as determined by such appraiser, the determination of the fair market value of the Interest or the assets in question of the appraiser who has delivered his report to the Transferring Party and the LLC shall be determinative of the fair market value of the Interest or the assets in question and shall be final and binding on the parties hereto.

(e)          If two Qualified Appraisers are selected, both appraisals are delivered within the 30-day period described above, and the difference between the two amounts of their determinations of the fair market value of the Interest or the assets in question does not exceed 10% of the greater of such amounts, then the fair market value of the Interest or the assets in question shall be the average of the fair market value of the Interest or the assets in question as determined by each of the two appraisers.

(f)          If two Qualified Appraisers are selected, both appraisals are delivered within the 30-day period described above, and the difference between the two amounts so determined exceeds 10% of the greater of such amounts, then such two appraisers shall select a third Qualified Appraiser who shall determine the fair market value of the Interest or the assets in question. Of the three appraisals, the appraisal which differs most in terms of dollar amount from the average of the three appraisals shall be excluded and the average of the remaining two appraisals shall be final and binding upon the parties hereto.

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(g)          In the event that a third Qualified Appraiser is to be selected and the original two appraisers fail to agree on the selection of the third Qualified Appraiser within ten days after notice to both appraisers of the need for a third appraiser, the third Qualified Appraiser shall be designated by the Chief Judge of the District Court of the United States sitting in Nashville, Tennessee, acting as an individual, whose determination shall be binding upon the parties. The Transferring Party and the LLC shall have the right to submit such data and memoranda to each of the appraisers) in support of their respective positions as they may deem necessary or appropriate. The determination of the fair market value of the Interest or the assets in question by the Qualified Appraisers) in accordance with the foregoing provisions shall be final and binding upon all parties.

2.	Qualifications of Appraisers.

(a)          Each appraiser to be appointed pursuant to the appraisal procedures of this Exhibit shall (i) be an investment banking firm of national or regional reputation, (ii) not have any bias or financial or personal interest in the LLC or any past or present relationship with the parties to this Agreement or any of their Affiliates, and (iii) have experience in valuing businesses or assets to be valued, as applicable, which, to the extent possible, are similar in character to the LLC (each a “Qualified Appraiser”).

(b)          Any determination of fair market value shall be based upon the terms and conditions of this Agreement, and under no circumstances shall the Qualified Appraisers) appointed pursuant to this Exhibit add to, modify, disregard or change any of the provisions of this Agreement, and the jurisdiction and scope of such Qualified Appraisers shall be limited accordingly. Each party shall give prompt written notice to the other of the appointment of a Qualified Appraiser under this Exhibit, such notice to identify the Qualified Appraiser.

3.	Assumptions; Appraisal Costs.

(a)          In connection with any determination of the fair market value of an Interest (or any portion thereof), the fair market value of the Interest shall equal the amount that would be received by the owner of such Interest with respect thereto if all of the assets of the LLC were sold for cash equal to their fair market value (as determined pursuant to this Exhibit), the LLC paid all of its liabilities and liquidated in accordance with this Agreement, in each case, as of the last day of the month immediately prior to the event giving rise to need to determine fair market value.

(b)          In connection with any determination of the fair market value of the LLC assets, such assets the LLC shall be valued on a “going concern” basis and without any discounts for such items as illiquidity, lack of voting control, or minority interests.

(c)          The Transferring Party and the LLC shall each pay the fees and expenses of the Qualified Appraiser, if any, selected by it and one-half (1/2) of the fees and expenses of the Qualified Appraiser, if any, jointly selected pursuant to this Exhibit.

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Exhibit E

TO THE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A Delaware Limited Liability Company

Form of Registration Rights Agreement

[AEROFLEXX, INC.]

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of [___], 20 __], by and among [_______], a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITAL

WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the registration rights of the Common Stock issued or issuable to the Investors.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1         “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2         “Board of Directors” means the board of directors of the Company.

1.3         “Certificate of Incorporation” means the Company’s [Amended and Restated] Certificate of Incorporation, as amended and/or restated from time to time.

1.4         “Common Stock” means shares of the Company’s common stock, par value $0.[ ] per share.

1.5         “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

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1.6        “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8         “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9         “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11       “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12       “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.13       “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14       “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.15       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.16       “Preferred Stock” means, collectively, shares of the Company’s Preferred Stock.

1.17       “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section [ ], and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

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1.18       “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.19       “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.20       “SEC” means the Securities and Exchange Commission.

1.21       “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.22       “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24       “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1	Demand Registration.

(a)          Form S-1 Demand. If at any time after the date that is one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S- 1 registration statement with respect to Registrable Securities then outstanding having anticipated aggregate offering price, net of Selling Expenses, in excess of $10,000,000, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b)          Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

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(c)          Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such period other than an Excluded Registration.

(d)          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2         Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

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2.3	Underwriting Requirements.

(a)          If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)          In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

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(c)          For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4          Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120)-day period shall be extended for up to an additional 120 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)          furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

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(f)          use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)          upon reasonable notice and during normal business hours, promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, those financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; provided that the recipient agrees to keep such information confidential (to the extent the Company indicates such information is confidential);

(i)          notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5          Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6          Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 per registration, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided, further, that if at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request within reasonable promptness after learning such information, then the Holders shall not be required to pay any such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7          Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8          Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)          To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c)          Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the foregoing provisions shall control as to any matter provided for or addressed therein that are not provided for or addressed in the underwriting agreement.

(f)          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provisions hereof.

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2.9          Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10          Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11          “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto.

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2.12	Restrictions on Transfer.

(a)          The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)          Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)          The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

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2.13       Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)          such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; or

(b)          the 5th anniversary of the IPO.

2.14       Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

2.15       Right to Conduct Activities. The Company hereby agrees and acknowledges that Innventus Fund I, L.P. (together with its Affiliates, “Innventus”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, Innventus shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Innventus in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of Innventus to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

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3.	Miscellaneous.

3.1          Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least [ ] shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

3.3          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5          Notices.

(a)          All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages or Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [Company counsel name and address] and if notice is given to Stockholders, a copy (which copy shall not constitute notice) shall also be given to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attention: Danielle Naftulin (dnaftulin@cooley.com).

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(b)          Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number [set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or] as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

3.6          Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; provided, however, that Sections 2.14 and 2.152.15, and this Section 3.16 may not be amended, modified, terminated or waived without the written consent of Innventus. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8          Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9          Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

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3.10       Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

3.11       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

AEROFLEXX, LLC

By:
Name: Andrew Meyer

Title: Chief Executive Officer

Address: 8511 Trade Center Drive, Suite 350, West Chester, Ohio 45011

INVESTORS:

INNVENTUS ESG FUND I, L.P.
By:	Innventure GP LLC, its General Partner

By:
Name: Lucas F. Harper

Title: Chief Investment Officer

Signature Page to Investors’ Rights Agreement

SCHEDULE A

Investors

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EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT C

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of the Class D Preferred Unit Purchase Agreement, dated as of November 10, 2021 (the “Agreement”), between Aeroflexx LLC, a Delaware limited liability company (the “Company”) and the Purchasers listed on Schedule A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

Section 2.2(a)

1.	Unit Purchase Warrants issued to The Proctor & Gamble Company with limited anti-dilution protection of 8.75% as per the renegotiated license agreement executed on 10/25/2021.

2.	Warrants issued to Innventus and other purchasers of Secured Convertible Notes. Innventus holding 50,403 of Class B-1 warrants and 43,893 Class D warrants issued as part of the $3MM convertible note from July 2021. Other purchasers of such notes represent warrants totaling 45,502 Class D warrants. The $3MM note indebtedness conversion is detailed in Exhibit A – Schedule of Purchasers

Section 2.8(b)

1.	Patent License Agreement Between the Company and The Proctor & Gamble Company executed February 16, 2018, which was subsequently amended on October 25, 2021.

Section 2.8(d)

Licenses:

1.	Patent License Agreement between the Company and The Proctor & Gamble Company executed February 16, 2018, which was subsequently amended on October 25, 2021.

Trademarks:

1.	“Aeroflexx,” (USPTO Serial No. Serial Number 88006329), filed June 19, 2009 held by affiliate Innventure, LLC.

2.	“Aeroflexx,” (USPTO Serial No. 88338126) filed March 13, 2019 held by affiliate Innventure, LLC.

Section 2.10(a)

2.10(a)(i):

1.	P&G License Agreement - $1MM payable that is pre-booked for Phase III and due Dec 2021 (pre-royalty commitment)

2.	Fameccanica Deal – Lead Line $3.2MM total deal value ($1.6MM paid to date, booked as Construction in Progress)

2.10(a)(ii):

1.	Patent License Agreement Between the Company and The Proctor & Gamble Company executed February 16, 2018, which was subsequently amended on October 25, 2021.

2.10(a)(iv):

1.	Patent License Agreement Between the Company and The Proctor & Gamble Company executed February 16, 2018, which was subsequently amended on October 25, 2021.

Section 2.10(b)

2.10(b)(ii):

1.	Prior Secured Convertible Promissory Note by the Company to Innventus in amount of $500,000.00 (subsequently converted into Class B-1 Units).

2.	$3,055,000.00 in aggregate principal balance of Secured Convertible Notes issued under Amended and Restated Secured Convertible Promissory Note and Warrant Purchase Agreement in July 2021 (to be converted into Class D Units in connection with Class D Preferred financing).

Section 2.11(b)

1.	Greg Wasson is a director of Innventure LLC f/k/a We-Innventure LLC, the majority member of the Company, and is the president and an owner of G&K Investment Holdings LLC, and Innventure LLC made that certain Promissory Note dated April 11, 2018 in favor of G&K Investment Holdings LLC in the principal amount of $1,000,000.00 at an annual interest rate equal to 1-month LIBOR plus 6.12%, adjusted and computed daily, with Pledge Agreement dated as of the same date granting a first security interest in all of the membership interests of Innventure LLC in the Company as collateral for the underlying loan, listed Units of the Company.

2.	Michael Otworth, a director of the Company, serves on the Innventure LLC board of directors, which is the majority member of the Company, as well as on the Innventure1 LLC board of directors, which is the majority member of Innventure LLC. Mr. Otworth is also a member of Innventure1 LLC.

3.	Richard K. Brenner, a director of the Company, serves on the Innventure LLC board of directors, which is the majority member of the Company, as well as on the Innventure1 LLC board of directors, which is the majority member of Innventure LLC. Mr. Brenner is also a member of Innventure1 LLC.

4.	James O. Donnally, a director of the Company, serves on the Innventure LLC board of directors, which is the majority member of the Company, as well as on the Innventure1 LLC board of directors, which is the majority member of Innventure LLC. Mr. Donnally is also a member of Innventure LLC. Mr. Donnally also serves as trustee of trusts which are members in both the Company and Innventure LLC.

5.	Gregory W. Haskell a director of the Company, serves on the Innventure LLC board of directors, which is the majority member of the Company.

6.	Innventure LLC f/k/a We-Innventure, LLC is the sole member of Innventure GP LLC, which is the general partner of Innventus ESG Fund I, L.P. Innventus ESG Fund I, L.P.

Section 2.16(f)

1.	Brown & Brown Employee Benefits Plan made available to the Company’s employees through Innventure Management Services.

EXHIBIT D

FORM OF LEGAL OPINION

Mark R. Mohler, Esq.	Corridor Legal Partners LLP
mmohler@corridorlegal.net	p: 321.473.3337

f: 321.473.3938

www.corridorlegal.net

November 10, 2021

Innventus ESG Fund I, L.P.

c/o Innventure GP LLC

Attn:      Lucas Harper, Manager

Each of the other Purchasers under the

Purchase Agreement (as hereinafter defined)

Ladies and Gentlemen:

We have acted as counsel to Aeroflexx, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale of its Class D Preferred Units (the “Class D Preferred Units”) to Innventus ESG Fund I, L.P. (the “Purchaser”) pursuant to that certain Class D Preferred Unit Purchase Agreement (the “Purchase Agreement’) and the related transaction documents referred to therein (collectively, the “Transaction Documents”) dated November 10, 2021, executed and/or delivered by the Company to the Purchasers. This opinion is being furnished to you pursuant to Section 4.4 of the Purchase Agreement. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

In connection with issuing this opinion, we have reviewed originals or copies of Transaction Documents and the certificate to counsel from the Company dated as of even date herewith (the “Certificate to Counsel”), a copy of which is attached hereto as Exhibit A. Further, we have reviewed: (i) the Certificate of Good Standing dated November 10, 2021 as issued by the Delaware Department of State, attached as Appendix 1 to the Certificate to Counsel; (ii) the Certificate of Formation of the Company, as filed with the Delaware Secretary of State (the “Certificate”), attached as Appendix 2 to the Certificate to Counsel; (iii) the Third Amended and Restated Limited Liability Company Agreement of the Company dated November 10, 2021 (the “LLC Agreement”), attached as Appendix 3 to the Certificate to Counsel; (iv) the Unanimous Consent of the Board of Directors of the Company effective as of the date last written therein (the “Board Consent”), attached as Appendix 4 to the Certificate to Counsel; and (iii) the Written Consent of the Members of the Company effective as of the date last written therein (the “Member Consent”), attached as Appendix 5 to the Certificate to Counsel. We also have examined such records and proceedings of the Company, including the records of the Company’s Board of Directors (the “Board”) and the Company’s Members (the “Members”), have made such searches and examined such other documents, statutes, public records, certificates of officers of the Company and public officials, and have considered such questions of law as we have considered relevant, necessary or advisable in order to enable us to give the opinions herein expressed. For purposes of rendering this opinion, we have not reviewed any documents other than the documents listed above. We have also not reviewed any documents that may be referred to in or incorporated by reference into any of the documents listed above.

The opinions herein expressed relate only to the laws of the State of Florida, the Delaware Limited Liability Company Act (the “DLLCA”), and the federal laws of the United States, and not to the laws of any other jurisdiction. We express no opinion as to the enforceability of any indemnification and contribution provisions contained in any of the Transaction Documents.

Any opinion expressed herein concerning the validity, binding effect and/or enforceability of any agreements or other documents with respect to the Company means only that (a) such agreements or documents constitute effective contracts under applicable law, (b) such agreements or documents are not invalid in their entirety because of a specific statutory prohibition and are not subject in their entirety to a contractual defense, and (c) subject to the other provisions of this paragraph, some remedy is available if the Company is in material default under any of such agreements or documents.

This opinion does not mean that (i) any particular remedy is available in connection with or as a result of a material default, or (ii) every provision of the Transaction Documents will be upheld or enforced in any or each circumstance by a court; provided that such limitations do not, in our opinion, make the remedies and procedures that will be afforded to the Purchasers inadequate for the realization of the substantive benefits purported to be provided to the Purchasers under the Transaction Documents. Furthermore, the validity, binding effect and enforceability of the agreements or documents may be limited or otherwise affected by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally, (B) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith, and (C) the discretion of courts of competent jurisdiction in granting equitable remedies, including the remedies of specific performance and injunction.

In giving the opinions herein expressed, we have assumed the legal capacity of all natural persons, the genuineness of all signatures appearing on the documents examined by us, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, notarized, conformed or photostatic copies or facsimiles and the accuracy of the factual matters in such documents.

Where we render an opinion “to our knowledge” or our opinion otherwise refers to our knowledge, our opinion, with respect to matters of fact, is based solely upon (i) the actual knowledge of attorneys within this firm who regularly perform legal services for the Company, (ii) the representations and warranties in the Transaction Documents, (iii) an examination of documents in our files and documents provided to us by the Company, (iv) certificates of even date herewith of the Company, and (v) such other investigation, if any, as we specifically set forth herein.

As to factual matters, we have relied, without investigation, solely upon the representations and warranties of the Company contained in the Transaction Documents to which it is a party and an examination of documents in our files and documents provided to us by the Company, or such other investigation, if any, as we specifically set forth herein. In connection therewith, we have reviewed the Certificate to Counsel. No opinion is rendered hereunder as to the accuracy of the representations and warranties contained in the Transaction Documents or in the Certificate to Counsel. Further, the factual matters set forth in the Certificate to Counsel have been provided to us solely for our benefit in issuing this opinion, and no party, other than this law firm, is entitled to rely upon them.

The assumptions contained in the Report on Third-Party Legal Opinion Customary Practice in Florida issued by the Business Law Section of The Florida Bar are incorporated by reference into this opinion.

For purposes of our opinion in paragraph 1 below as to the valid existence and good standing of the Company, we have relied solely upon the Certificate attached as Appendix 1 to the Certificate to Counsel.

We have also assumed the due authorization, execution and delivery by the Purchasers of each of the Transaction Documents to which it is a party, including proper execution of fiduciary duties and necessary approvals under applicable law to substantiate the overall fairness of the Transaction Documents and transactions contemplated thereby to all of the Members. Specifically, we have assumed the disclosure by the Board of information concerning the Transaction Documents and transactions contemplated thereby, the valid informed consent and approval of all of the Members thereto, and that such transactions are fair to the Company under applicable law and have been properly disclosed under and approved by the Board Consent and the Member Consent provided to us.

Based and relying upon and subject to the foregoing, we are of the opinion that at the date hereof:

1.	The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the company power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

2.	The Company has the company power and authority to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by the Company of Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary company action.

3.	The execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations under the Transaction Documents, including its issuance and sale of the Class D Preferred Units, do not and will not (i) violate the DLLCA, the laws of the State of Florida, or U.S. federal law; or (ii) materially conflict with, or result in a material breach of any of the terms of, or constitute a material default under, the Certificate, the LLC Agreement, or, to our knowledge, any material agreement, instrument or other restriction to which the Company is a party or by which the Company or any of its properties or assets is bound.

4.	The Transaction Documents, when executed and delivered, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

5.	No consent, approval or authorization of, or declaration, registration or filing with, any Person, including any governmental authority, on the part of the Company is required for the valid execution, delivery and performance of the Transaction Documents, or the valid consummation of the transactions contemplated thereby, or the offer, sale or issuance of the Class D Preferred Units except the notice filing required by the filing of a Form D pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

6.	The authorized units of limited liability company membership interest of the Company (the “Units”) immediately prior to the Initial Closing consists of (i) 5,582,625 authorized Class A Units of the Company (the “Class A Units”), 5,582,625 of which are issued and outstanding immediately prior to the Initial Closing; (ii) 4,356,302 Class B Preferred Units of the Company (“Class B Units”), 2,500,000 of which are issued and outstanding immediately prior to the Initial Closing and 1,856,302 of which are reserved for issuance in connection with a certain warrant agreement between the Company and the Proctor & Gamble Company, which has not been exercised immediately prior to the Initial Closing; (iii) 3,403,597 Class B-1 Preferred Units of the Company (“Class B-1 Preferred Units”), 3,353,194 of which are issued and outstanding immediately prior to the Initial Closing; (iv) 1,103,265 Class B-2 Preferred Units of the Company, 1,103,265 of which are issued and outstanding immediately prior to the Initial Closing; (v) 2,451,352 Class C Units of the Company (“Class C Units”), 1,499,690 of which are issued and outstanding immediately prior to the Initial Closing and 951,662 of which remain reserved for issuance pursuant to its Equity Incentive Plan duly adopted by the Directors and approved by the Members (the “Plan”), no options to purchase Class C Units have been granted and are currently outstanding. All such issued and outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable.

7.	The Class D Preferred Units have been duly authorized, and when issued, delivered and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable. The issuance or sale of the Class D Preferred Units is not subject to any preemptive rights under the DLLCA, the Certificate, the LLC Agreement, or, to our knowledge, any other agreement to which the Company is a party, other than those which have been waived by the holders thereof in connection with the issuance and sale of the Class D Preferred Units.

8.	Assuming the accuracy of, the representations of each of the Purchasers in the Purchase Agreement, the sale of the Class D Preferred Units pursuant to the Purchase Agreement does not require registration under the Securities Act.

9.	To our knowledge there is no action or proceeding at law or in equity pending or threatened against the Company or any of its properties before any court or governmental commission, foreign or domestic; and, except as disclosed in the Company’s Disclosure Schedule, to our knowledge there is no such proceeding pending or threatened in arbitration or before any administrative agency. To our knowledge there is no judgment, consent, decree, injunction, rule or other judicial or administrative order outstanding against the Company.

This opinion is limited to the specific issues addressed herein and is limited in all respects to laws and interpretations thereof existing on the date hereof. We do not undertake to update this opinion for changes in such laws or interpretations or for any other reason. This opinion is for your benefit only and is delivered to you solely in connection with the execution and delivery of the Purchase Agreement and the documents and agreements delivered thereunder and it may not be used by any other person or for any other reason.

Very truly yours,

Corridor Legal Partners LLP

By:

Mark R. Mohler, President

FIRST AMENDMENT TO CLASS D
PREFERRED UNIT PURCHASE AGREEMENT

This FIRST AMENDMENT TO CLASS D PREFERRED UNIT PURCHASE AGREEMENT (this “Amendment”), dated as of May 17, 2022 (the “Amendment Date”), is entered into between AEROFLEXX LLC, a Delaware limited liability company (the “Company”) and INNVENTUS ESG FUND I, L.P. (the “Approving Purchaser”).

RECITALS

A.          The parties have previously entered into that certain Class D Preferred Unit Purchase Agreement (the “Agreement”) dated November 10, 2021.

B.          The parties would like to extend the period of time for additional closings under the Agreement until December 31, 2022.

C.          Pursuant to Section 6.10 of the Agreement, the Agreement may be amended only with the written consent of the Company and the holders of at least 60% of the then-outstanding Offered Units and the Approving Purchaser holds greater than 60% of the Offered Units.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Amendment, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Approving Purchaser hereby agrees as follows:

1.          All capitalized terms not defined herein shall have the same definition as provided in the Agreement.

2.          Section 1.4(i) of the Agreement is amended and restated as follows:

“(i) such subsequent sale is consummated prior to December 31, 2022 (which Additional Purchasers may include Innventus or any other Purchaser from the Initial Closing);”

3.          Section 6.10 of the Agreement is amended and restated as follows:

“6.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and (i) the holders of at least 60% of the then-outstanding Offered Units or (ii) for an amendment, termination or waiver effected prior to the Closing, Purchasers obligated to purchase greater than 50% of the Offered Units to be issued at the Closing. Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of the Offered Units, each future holder of all such securities, and the Company.

4.          Other than as specified above, all other terms of the Agreement remain unchanged and the parties agree that the Agreement, as amended by this Amendment continues in full force and effect and all of the parties’ obligations thereunder are in all respects ratified and confirmed hereby.

5.          The Approving Purchaser acknowledges and agrees that the law firm of Corridor Legal Partners LLP (“Corridor Legal”), represents the Company in connection with this Amendment and all related agreements and that Corridor Legal does not represent the Additional Purchaser in connection with this Amendment or any related agreements.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Class D Preferred Unit Purchase Agreement to be duly executed by their respective authorized representatives as of the Amendment Date.

COMPANY:

AEROFLEXX LLC

By

Name:	Andrew Meyer

Title:	Chief Executive Officer

APPROVING PURCHASER:

INNVENTUS ESG FUND I, L.P.

By: Innventure GP LLC, its General Partner

By:
Lucas F. Harper, Chief Investment Officer